UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )

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☒ Definitive Proxy Statement
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Eastern Bankshares, Inc.
(Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 27, 2025

Dear Shareholder:

I am pleased to invite you to attend the 2025 Annual Meeting of Shareholders of Eastern Bankshares, Inc. The meeting will be held on Monday, May 19, 2025, at 12:00 p.m. Eastern Time online via the Internet. Details regarding the business to be conducted at the meeting are described in the notice of the meeting and our proxy statement.

Shareholders will receive a notice describing how to access our proxy materials over the Internet, how to request a paper copy of proxy materials, and how to register to attend the meeting virtually. Our proxy materials, including this proxy statement and our 2025 annual report to shareholders, contain our audited financial statements and information about our business.

Your vote is very important. You can ensure your shares of our common stock are represented and are voted by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form. We encourage you to consider registering for and attending our virtual 2025 Annual Meeting of Shareholders.

Thank you for your support and continued interest in Eastern Bankshares, Inc.

Sincerely,

ROBERT F. RIVERS
Chair of the Board of Directors and
Executive Chair

March 27, 2025

To Shareholders of

Eastern Bankshares, Inc.

NOTICE OF ANNUAL MEETING

The 2025 Annual Meeting of Shareholders of Eastern Bankshares, Inc. (“the Company”) will be held on Monday, May 19, 2025, at 12:00 p.m. Eastern Time online via the Internet. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect five directors for a two-year term expiring in 2027;
2.	to hold an advisory vote on executive compensation;
3.	to ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the 2025 fiscal year; and
4.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the shareholders entitled to receive notice of and to vote at the Annual Meeting is Friday, March 14, 2025. Our stock transfer books will remain open.

Our Bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present online or in person, or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form. If you choose to attend the virtual 2025 Annual Meeting, you may also vote your shares through the Internet during the meeting.

You are entitled to participate in the 2025 Annual Meeting if you were a shareholder at the close of business on Friday, March 14, 2025, the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee as of such record date.

•

To register to attend the 2025 Annual Meeting online via the Internet, visit www.proxydocs.com/EBC and enter your control number. Registrants who choose to participate will be provided a link via email to the virtual meeting on the day of the meeting.

•	To vote your shares virtually in advance of or at the 2025 Annual Meeting, visit www.proxypush.com/EBC and enter your control number.

Your control number can be found on your proxy card, vote authorization form or the Notice of Internet Availability of Proxy Materials.

If you join the virtual 2025 Annual Meeting, you can submit questions in writing during the meeting through the Q&A tab on the virtual platform. We intend to answer as many questions that pertain to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped or not answered to ensure we are able to address as many topics as possible.

A complete list of registered shareholders will be made available to shareholders of record at the meeting and in accordance with our Bylaws by emailing annualmeeting@easternbank.com.

This notice, the proxy and proxy statement are sent to you by order of our Board of Directors on behalf of the Company.

KATHLEEN C. HENRY
Executive Vice President, General Counsel and
Corporate Secretary

PROXY STATEMENT

We are furnishing this proxy statement (“the Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as “Board”) of Eastern Bankshares, Inc. (which we may also refer to as “we” “us” or “the Company” throughout this Proxy Statement; Eastern Bank is sometimes referred to herein as the “Bank,” and Eastern Bankshares, Inc. and Eastern Bank are sometimes collectively referred to herein as “Eastern”) for use at our 2025 annual meeting of shareholders (“Annual Meeting” or “the Meeting”) to be held on Monday, May 19, 2025, at 12:00 p.m. Eastern time online via the Internet and at any adjournment of that meeting. The mailing address of our principal executive office is 125 High Street, Boston, MA 02110. The Notice of Annual Meeting and this Proxy Statement are first being furnished to our shareholders on or about March 27, 2025.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. Shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March 27, 2025, to comply with the 40-day requirement pursuant to Rule 14a-16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Notice contains instructions on how to access our proxy materials, including our Proxy Statement, in connection with the Annual Meeting and submit your proxy or vote authorization form. The Notice also provides information on how to request paper copies of our proxy materials. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise. If you receive more than one Notice, it means that your shares are registered in more than one name or are registered in different accounts. In order to vote the shares you own, you must vote pursuant to the instructions on each Notice.

VOTING PROCEDURES

Purpose of Annual Meeting

Shareholders entitled to vote at the Annual Meeting will consider and act upon the matters outlined in the notice of meeting accompanying this Proxy Statement, including the election of five individuals to our Board of Directors, each to be elected for a two-year term expiring in 2027 (Proposal 1); approval, by non-binding advisory vote, of the compensation of our named executive officers (Proposal 2); and ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the 2025 fiscal year (Proposal 3).

Voting Securities and Record Date

Only shareholders of record at the close of business on Friday, March 14, 2025 (“Record Date”), are entitled to vote at the meeting or any adjournment of the Meeting. Our outstanding capital stock entitled to vote at the meeting as of the Record Date consisted of 213,500,243 shares of our common stock, $0.01 par value per share. Each holder of record of our common stock on the Record Date is entitled to one vote per share of common stock held, except that, as provided in our Articles of Organization, a person who beneficially owns more than 10% of our shares will be entitled to cast only one one-hundredth (1/100th) of a vote per share for each share in excess of the 10% limit.

In accordance with our amended and restated bylaws (“Bylaws”), a list of shareholders of record as of the Record Date (“Shareholder List”) will be available for inspection by any shareholder, beginning two business days after notice is given of the Meeting and continuing through the Annual Meeting. The Shareholder List may be accessed during the Annual Meeting through the virtual meeting platform. In addition, you may contact our Corporate Secretary by submitting an email to annualmeeting@easternbank.com and requesting a time to view the Shareholder List virtually, for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from Monday, March 31, 2025, to the time of the Annual Meeting.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes will be counted as present. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on routine matters.

Attending the Annual Meeting

We invite all shareholders as of the Record Date to attend the Annual Meeting, which will be held online.

Virtual Meeting Registration and Attendance Process

• To attend the virtual Annual Meeting, you must first register at www.proxydocs.com/EBC.

• On this registration website, you will be asked to enter your name, email address and the unique Control Number found on the proxy materials you received.

• A link to the Annual Meeting will be emailed to you on the day of the Annual Meeting.

If you own an interest in our common stock through the Company’s Employee Stock Ownership Plan (“ESOP”) or 401(k) Plan, you may register to attend, but may not vote at, the Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the Annual Meeting can only be voted if the shareholder of record of such shares is present at the Annual Meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until the dates and times set forth below, by following the instructions on the proxy card or the Notice.

Shareholders of Record

If you are a shareholder of record of our common stock as of the Record Date, you may vote in one of the following ways:

By Internet	by following the Internet voting instructions included in the proxy card and Notice until the close of polls at the Annual Meeting.
By Telephone	by following the telephone voting instructions included in the proxy card and Notice until the close of polls at the Annual Meeting.
By Mail

by marking, dating and signing your printed proxy card (if requested and received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

Online during the Annual Meeting	by attending the virtual Annual Meeting and voting online while the polls are open.

You may revoke your proxy at any time before the shares are voted at the Annual Meeting by entering new voting instructions by telephone or over the Internet until the close of polls at the Annual Meeting, by written notice received by our Corporate Secretary before the Annual Meeting, by executing and returning a new proxy bearing a later date, or by voting online during the Annual Meeting. Attendance at the Annual Meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendation of our Board of Directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the Annual Meeting. The Board of Directors recommends that you vote FOR the listed nominees for director; FOR the approval of an advisory vote on compensation paid to our Named Executive Officers (“NEOs”); and FOR ratification of the appointment by the Audit Committee of the Board of Directors of our independent registered public accounting firm for the 2025 fiscal year.

Shareholders in “Street Name”

If your shares are held in “street name” through a broker, bank or other intermediary,

your broker, bank or other intermediary should give you instructions for voting your shares. In these cases, you may vote by internet, telephone or mail, as instructed by your broker, bank or other intermediary.

If you hold your shares in “street name,” generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. Brokers have the discretion to vote their clients’ proxies only on routine matters.

At our Annual Meeting, only the ratification of the appointment of our auditors is considered a routine matter. The vote on election of directors and the advisory vote on executive compensation are non-discretionary voting matters, and therefore your broker will not be able to vote on any of these matters without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy materials. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes. Please reach out to your broker, bank or other intermediary if you have not received such instructions or have questions.

Participants in the Company’s 401(k) Plan or ESOP

If you are a participant in the Company’s ESOP or 401(k) Plan, you will receive a Notice by e-mail or by mail. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. Using the Control Number received on your Notice, follow the instructions above (for “Shareholders of Record”) to provide your voting instructions to the applicable plan trustee or administrator by Internet or telephone. If you own shares through any of these plans and you do not provide your voting instructions by 11:59 p.m., Eastern Time, on Wednesday, May 14, 2025, the respective plan trustees or administrators will vote your shares in accordance with the terms of the respective plans. Please note that plan participants must provide voting instructions by the specified deadline (May 14, 2025), which is earlier than the voting deadline for shareholders of record (who may vote through the closing of the polls at the Annual Meeting). In addition, due to the earlier voting deadline for plan participants, you cannot provide your voting instructions at the Annual Meeting. However, you may still register for and attend the Annual Meeting and ask questions.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event that you later decide not to attend the Annual Meeting.

Vote Required

Assuming a quorum is present at the Annual Meeting, the vote required to adopt each of the proposals is as follows:

•

Election of Directors (Proposal 1). The election of directors is determined by a majority of the votes cast in person or by proxy by the shareholders entitled to vote on the election of directors in an uncontested election. Under our Bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee and will have no effect upon the outcome of the vote on the election of directors.

•

All Other Matters: Advisory Vote on Executive Compensation (Proposal 2); and Ratification of the Appointment by the Audit Committee of the Board of Directors of Our Independent Registered Public Accounting Firm (Proposal 3). All other matters are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the Annual Meeting and voting on each matter. Abstentions and broker non-votes will have no effect on the determination of whether shareholders have approved these proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of Friday, March 14, 2025, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the Securities and Exchange Commission (“SEC”);
•	each of our NEOs and directors; and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Eastern Bankshares, Inc., 125 High Street, Boston, Massachusetts 02110. The applicable percentage of beneficial ownership is based on 213,500,243 shares of our common stock outstanding as of March 14, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Company common stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of Friday, March 14, 2025 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person but are not treated as outstanding for the purpose of computing the ownership of any other person.

Name of Beneficial Owner	Directly or Indirectly Held (#)(1)(2)	Right to Acquire (#)(3)	Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
The Vanguard Group (4)	16,382,980	—	16,382,980	7.67%
Principal Trust Company (5)	14,791,261	—	14,791,261	6.93%
T. Rowe Price Investment Management, Inc. (6)	9,817,082	—	9,817,082	4.60%
BlackRock, Inc. (7)	12,590,988	—	12,590,988	5.90%
FMR LLC (8)	18,431,075	—	18,431,075	8.63%
Richard C. Bane (9)	194,443	—	194,443	*
Luis A. Borgen (10)	29,535	—	29,535	*
Joseph T. Chung (11)(15)	124,443	—	124,443	*
Bari A. Harlam (12)(15)	73,912	—	73,912	*
Marisa J. Harney (13)	4,696	—	4,696	*
Diane S. Hessan (14)	116,443	—	116,443	*
Richard E. Holbrook (16)	270,943	—	270,943	*
Deborah C. Jackson (15)(17)	86,284	—	86,284	*
Peter K. Markell (18)	174,443	—	174,443	*
Leon A. Palandjian (19)	91,506	—	91,506	*
Robert F. Rivers (15)(20)	312,544	—	312,544	*
Cathleen A. Schmidt (21)	24,125	—	24,125	*
Denis K. Sheahan (22)	249,798		249,798	*
Linda M. Williams (23)	4,696	—	4,696	*
Andargachew S. Zelleke (24)	5,540	—	5,540	*
Quincy L. Miller (25)	132,061	—	132,061	*
David Rosato (26)	20,000	—	20,000	*

Name of Beneficial Owner	Directly or Indirectly Held (#)(1)(2)	Right to Acquire (#)(3)	Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
Kathleen C. Henry (27)	69,491	—	69,491	*
James B. Fitzgerald (28)	226,898	—	226,898	*
All Directors and Executive Officers as a group (21 persons) (29)	2,352,720	—	2,352,720	1.10%

* Less than 1%

(1)

The number of shares beneficially owned by each shareholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each shareholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)

For executive officers, shares directly or indirectly held includes shares held by the Company’s ESOP, including the amounts of 3,912 shares for NEOs Messrs. Rivers, Miller and Fitzgerald and Ms. Henry. Mr. Sheahan has 3,461 shares held by the Cambridge ESOP and Mr. Rosato is not eligible to participate in the Company’s ESOP until 2025. Fractional shares have been rounded down.

(3)	Consists of shares of the Company’s common stock which the named individual or group has the right to acquire within sixty (60) days of Friday, March 14, 2025.
(4)

Based upon information regarding Company holdings reported by way of Amendment No. 3 to a Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard reported that, as of December 29, 2023, it had shared voting power over 137,253 shares; sole dispositive power over 16,081,993 shares; and shared dispositive power over 300,987 shares. Vanguard beneficially owns the Company holdings disclosed in the table above in its capacity as an investment advisor.

(5)

Based upon information regarding Company holdings reported by way of Amendment No. 4 to a Schedule 13G filed with the SEC on November 14, 2024, by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Directed Trustee (“Trustee”) of the ESOP. The Trustee reported that, as of September 30, 2024, it held 14,791,261 shares of the Company’s common stock, as to which it had both shared voting power and shared dispositive power and as to which it disclaims beneficial ownership. The address of the Trustee is 1013 Centre Road Ste 300, Wilmington DE 19805-1265. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The Trustee follows the directions of the investment fiduciary named in the ESOP or other parties designated in the ESOP’s trust agreement with respect to voting and disposition of shares and is subject to certain fiduciary duties under ERISA.

(6)

Based upon information regarding Company holdings reported by way of Amendment No. 1 to Schedule 13G filed with the SEC on November 14, 2024, by T. Rowe Price Investment Management, Inc (“T. Rowe Price”). The address of T. Rowe Price is 101 E. Pratt Street, Baltimore, MD 21201. T. Rowe Price reported that, as of September 30, 2024, it had sole voting power over 9,756,350 shares and sole dispositive power over 9,817,082 shares. T. Rowe Price beneficially owns the Company holdings disclosed in the table above in its capacity as an investment advisor.

(7)

Based upon information regarding Company holdings reported by way of Amendment No. 3 to a Schedule 13G filed with the SEC on January 26, 2024, by BlackRock, Inc. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock, Inc., which filed as a parent holding company, reported that, as of December 31, 2023, it had sole voting power and sole dispositive power over 12,245,822 and 12,590,988 shares, respectively.
(8)

Based upon information regarding Company holdings reported by way of Amendment No. 1 to a Schedule 13G filed with the SEC by FMR LLC, on November 12, 2024. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. FMR LLC reported that, as of September 30, 2024, it, as a parent holding company/control person, and Abigail P. Johnson, Director, Chairman, and Chief Executive Officer of FMR LLC, as an individual, each had sole dispositive power over 18,431,075 shares. FMR LLC had sole voting power over 18,421,237 shares. Fidelity Management & Research Company LLC, a subsidiary of FMR LLC, beneficially owned 5% or more of the shares reported in its capacity as an investment advisor. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners of Series B voting common shares representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shares have entered into a shareholders’ agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.

(9)	Consists of (i) 164,908 shares held directly and (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(10)	Consists of (i) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(11)	Consists of (i) 94,908 shares held directly and (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(12)	Consists of (i) 44,377 shares held directly and (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(13)	Consists of (i) 4,696 shares of restricted stock that are subject to applicable vesting requirements.
(14)

Consists of (i) 84,908 shares held directly; (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements; and (iii) 2,000 shares held by Crimson Seed Capital, LLC, which is controlled by Ms. Hessan’s spouse and as to which Ms. Hessan disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(15)

Excludes 5,670,326 shares of Company common stock beneficially owned by the Eastern Bank Foundation (“Foundation”) as of March 14, 2025, as to which the director shares investment power as a trustee of the Foundation. The Company donated such shares in connection with its initial public offering (“IPO”). The Foundation is a charitable trust under Massachusetts law. It is organized exclusively for charitable purposes, and its trust instrument provides that no part of the Foundation’s net earnings will inure to the benefit of or be payable to any private shareholder or individual. As required by Federal Reserve Board regulations, all shares of Company common stock held by the Foundation must be voted in the same ratio as all other shares of the Company common stock on all proposals considered by the Company’s shareholders.

(16)	Consists of (i) 44,908 shares held directly; (ii) 196,500 shares held in joint tenancy with spouse; and (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(17)	Consists of (i) 37,749 shares held directly; (ii) 19,000 shares held in an IRA; and (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(18)	Consists of (i) 144,908 shares held directly and (ii) 29,535 shares of restricted stock that are subject to applicable vesting requirements.
(19)	Consists of (i) 36,609 shares held directly and (ii) 54,897 shares under joint tenancy with spouse.
(20)	Consists of (i) 108,632 shares held directly; (ii) 200,000 shares held in joint tenancy with spouse; and (iii) 3,912 shares held by the Company’s ESOP.
(21)	Consists of (i) 19,169 shares held indirectly in a revocable trust and (ii) 4,956 shares of restricted stock that are subject to applicable vesting requirements.

(22)	Consists of (i) 246,337 shares held indirectly in a revocable trust and (ii) 3,461 shares held by the Company’s ESOP.
(23)	Consists of (i) 4,696 shares of restricted stock that are subject to applicable vesting requirements.
(24)	Consists of (i) 5,540 shares held directly.
(25)	Consists of (i) 43,629 shares held directly; (ii) 83,240 shares held through IRAs; (iii) 1,280 shares held by spouse’s IRA, and (iv) 3,912 shares held by the Company’s ESOP.
(26)	Consists of (i) 20,000 shares held indirectly by spouse’s trust.
(27)	Consists of (i) 43,574 shares held directly; (ii) 22,005 shares held in a 401(k) Plan account; and (iii) 3,912 shares held by the Company’s ESOP.
(28)	Consists of (i) 71,205 shares held directly; (ii) 19,550 shares held in a 401(k) Plan account; (iii) 132,231 shares held in joint tenancy with spouse; and (iv) 3,912 shares held by the Company’s ESOP.
(29)

Includes (i) 2,141,151 shares held directly or indirectly with spouse or as custodian for the benefit of a family member; (ii) 103,520 shares held in IRAs, (iii) 71,118 shares held in 401(k) Plan accounts, and (iv) 26,931 shares held by the Company’s ESOP. Dividends paid on shares held by participants in 401(k) Plan and ESOP accounts are automatically reinvested to acquire additional shares of Company stock. Shares forfeited by ESOP participants are reallocated to remaining participants based on eligible compensation, in the same manner that shares are allocated for such year.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2024 on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, our Board of Directors is divided into three classes of directors serving staggered terms, with each class being as equal in number as possible. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Five directors are standing for election at the Annual Meeting.

Based on the recommendation of its Nominating and Governance Committee, our Board of Directors has nominated Messrs. Holbrook, Markell, and Zelleke and Mses. Jackson and Williams for election as directors for the two-year term expiring at the 2027 annual meeting of shareholders. Messrs. Holbrook, Markell, and Zelleke and Mses. Jackson and Williams are each currently members of our Board of Directors. If any nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our Board of Directors. We do not expect that any nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier retirement or their resignation, death or removal in accordance with our Bylaws.

In accordance with an amendment approved by our shareholders in 2022, our Articles of Organization have been amended to provide that for our annual meetings of shareholders in 2025 and 2026, the classes of directors whose terms expire at those meetings will be nominated for re-election for two- and one-year terms, respectively, and our Board of Directors will be fully declassified, with all directors standing for annual election, beginning with the Company’s 2027 annual meeting of shareholders.

Recommendation

Each of our nominees has considerable professional and business expertise. Our Board of Directors recommends a vote “FOR” each nominee based on its carefully considered judgment that the experience, qualifications, attributes and skills of each nominee qualify him or her to serve on our Board of Directors and its belief that the election of Messrs. Holbrook, Markell, and Zelleke and Mses. Jackson and Williams as directors is in the best interests of the Company. Information regarding the experience and qualifications of each of our directors, including our five director nominees, is provided below.

Nominees for Class II Directors for the Two-Year Term That Will Expire in 2027

Richard E. Holbrook	Experience
Age 73

Richard E. Holbrook currently serves as director and Chair Emeritus of Eastern Bank. Mr. Holbrook retired as Chair and Chief Executive Officer of Eastern Bank in 2016, having served in those roles since 2007. He also served as a trustee of its predecessor holding company, Eastern Bank Corporation, since 2001. Mr. Holbrook joined Eastern Bank in 1996 as Chief Financial Officer and Executive Vice President and was named President and Chief Operating Officer of Eastern Bank and Eastern Bank Corporation in 2001. He has more than 30 years of banking experience as a commercial lender, trust officer and planning and financial manager. During his leadership at Eastern, Mr. Holbrook served as the Federal Advisor Council representative for the First Federal Reserve District, meeting quarterly to discuss business and financial conditions with the Federal Reserve Board of Governors in Washington, D.C. Mr. Holbrook also served on the Board of Directors of the Federal Reserve Bank of Boston, and on the executive committee of the Boston Chamber of Commerce. He is also the former chair of the Massachusetts Bankers Association. He received his undergraduate degree from Yale University and his MBA from Harvard Business School.

Qualifications

We believe Mr. Holbrook’s experience working in the banking industry, particularly his decades of past experience as a member of our executive management team, qualifies him to serve on our Board of Directors.

Deborah C. Jackson	Experience
Age 73

Deborah C. Jackson, the Lead Director of Eastern Bank, has served as a director of Eastern Bank since 2000 and as a trustee of its predecessor holding company, Eastern Bank Corporation, since 2001. She served as President of Cambridge College from 2011 through December 2023. Prior to that, Ms. Jackson served for nearly a decade as Chief Executive Officer of the American Red Cross of Eastern Massachusetts, one of the nation’s largest Red Cross units. Previously, she served as Vice President of the Boston Foundation, where she managed its $50 million grant and initiatives program. Throughout her career, Ms. Jackson has served and continues to serve on numerous commissions, task forces and boards including the Boston Green Ribbon Commission; the Mayor’s Task Force to Eliminate Racial and Ethnic Disparities in Health Care; the “City to City” program focusing on national and global best practices for urban policies; and the American Red Cross National Diversity Advisory Council. Ms. Jackson served for over 15 years on the board of the American Student Assistance Corporation, the nation’s first student loan guarantor agency; and she has served on the Boston College Carroll School of Management’s Advisory Board and the boards of Milton Academy and Harvard Pilgrim Health Care. She also served as Chairman of the Board of Directors of the Association of Independent Colleges and Universities in Massachusetts and was a board member of the New England Chapter of The National Association of Corporate Directors. In addition, Ms. Jackson served as the Chair of the Audit Committee and on the Board of Directors of the Boston Stock Exchange. She currently serves on the Boards of Directors of John Hancock Investments and the Amwell Corporation, where she has served since October 2020. Ms. Jackson also serves on the Board of Trustees of the Eastern Bank Foundation. Ms. Jackson attended Hampton University, graduated from Northeastern University with a B.A. and pursued graduate studies in urban studies and planning from the Massachusetts Institute of Technology. Ms. Jackson is also the recipient of Honorary Doctorate degrees from Curry College and Merrimack Valley College. Ms. Jackson was a fellow of the British American Project of Johns Hopkins University and previously served as a fellow of the Harvard University Advanced Leadership Institute and the Harvard University Institute for College Presidents.

Qualifications
We believe Ms. Jackson’s extensive executive, civic, community and board leadership experience qualifies her to serve on our Board of Directors.

Peter K. Markell	Experience
Age 70

Peter K. Markell has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2006. He has been Executive Vice President and Chief Financial Officer of Brown University Health since January 2023. Until March 2021, he served as Executive Vice President of Administration and Finance, Chief Financial Officer and Treasurer for Mass General Brigham, which he had joined in 1999. Prior to that, he was a partner at Ernst & Young LLP. A Certified Public Accountant, Mr. Markell is a Boston College graduate with a B.A. in Accounting and Finance and serves on the Boston College Board of Trustees, where he has served as both Chairman of the Board and Chairman of the Finance Committee. Mr. Markell also currently serves on the Board of Directors of Huron Consulting Group Inc., where he is a member of its Audit and Technology and Information Security Committees, and CodaMetrix, a medical coding software platform.

Qualifications
We believe Mr. Markell’s extensive executive, accounting, and board leadership experience qualify him to serve on our Board of Directors.

Linda M. Williams	Experience
Age 65

Linda M. Williams has served as a director of the Company and Eastern Bank since October 2023. She most recently served as Chief Risk and Audit Officer and Senior Vice President for Blue Cross Blue Shield of Massachusetts (“BCBS”), with oversight of strategic enterprise risk management, internal audit, and information security, from January 2017 through January 2024. She previously served as Senior Vice President and Chief Underwriter for BCBS starting in 2010 after joining the company in 2008. Prior to that, she served as a Senior Consultant with Medwise Partners, a health insurance company consulting firm, and held underwriting leadership roles for Magellan Behavioral Health and Aetna, Inc. She also serves on the Board of Directors of Morgan Memorial Goodwill Industries and as Trustee and Treasurer for the Robert F. Kennedy Children’s Action Corps. She holds a bachelor’s degree from Johns Hopkins University.

Qualifications
We believe Ms. Williams’ extensive risk management, business, and audit leadership experience qualify her to serve on our Board of Directors.

Andargachew S. Zelleke	Experience
Age 64

Dr. Zelleke has served as a director of Eastern Bankshares, Inc. and Eastern Bank since July 12, 2024, upon the merger with Cambridge Bancorp. He was a member of the Cambridge Bancorp and Cambridge Trust Boards of Directors from October 2022 until July 12, 2024. Dr. Zelleke brings more than two decades’ experience as an educator on topics including leadership and management, negotiation, corporate governance and, more recently, US-China relations. He is presently in his 14th year as the MBA Class of 1962 Senior Lecturer of Business Administration at Harvard Business School, where he also currently serves as the Faculty Chair of HBS’ Middle East, North Africa & Central Asia Research Center. Dr. Zelleke previously served on the faculties of the Harvard Kennedy School and the University of Pennsylvania’s Wharton School. His prior leadership roles have included service as Project Director and Steering Committee member of the American Academy of Arts and Sciences’ Corporate Responsibility Project, and Co-Director of the Harvard Kennedy School’s Center for Public Leadership. Dr. Zelleke is a two-time winner of the Greenhill Award for outstanding contributions to Harvard Business School and a life member of the Council on Foreign Relations, and was co-editor of Restoring Trust in American Business (MIT Press 2005). Early in his career, he practiced corporate law in New York and Los Angeles, and taught Lawyering Skills at the UCLA School of Law. Dr. Zelleke has prior public company experience as an independent director at Innodata Inc., a global data engineering company. He received his undergraduate, law and (Organizational Behavior) doctoral degrees from Harvard University.

Qualifications
We believe that Dr. Zelleke’s expertise in corporate governance, business management and leadership qualify him to serve on our Board of Directors.

Our directors listed below are not up for election this year, and each will continue in office for the remainder of his or her specified term of office or until his or her earlier resignation, death, or removal in accordance with our Bylaws.

Class III Directors Continuing in Office (Term Will Expire in 2026)

Luis A. Borgen	Experience
Age 55

Luis Borgen has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2016. From September 2019 through April 2022, he was Chief Financial Officer for athenahealth, Inc., a leading SaaS provider of healthcare software that automates and manages revenue cycle management and electronic health records for physician practices and health systems. Prior to that, he was Chief Financial Officer for Vistaprint, an e- commerce company that produces marketing products for small businesses. Previously, he served as Chief Financial Officer for two publicly traded companies: DAVIDsTEA (from 2012-2017) and DaVita Inc. (from 2010-2012). Beginning in 1997, Mr. Borgen served in increasing roles of responsibility at Staples, Inc., leading to his appointment as Senior Vice President, Finance for the U.S. Retail business. He has served on the Boards of Directors of Carter’s, Inc., since November 2021 and Synopsys, Inc., since May 2022. Mr. Borgen served in the U.S. Air Force from 1992 to 1997 and attained the rank of Captain. He holds a B.S. in Management from the United States Air Force Academy, an M.S. in Finance from Boston College and an MBA with Honors from the University of Chicago Booth School of Business.

Qualifications
We believe Mr. Borgen’s experience with financial accounting matters and oversight of the financial reporting process of public companies qualifies him to serve on our Board of Directors.

Leon A. Palandjian	Experience
Age 55

Dr. Palandjian has served as a director of Eastern Bank Bankshares, Inc. and Eastern Bank since July 13, 2024, upon the merger with Cambridge Trust. He was a member of the Cambridge Bancorp and Cambridge Trust Boards of Directors from 2006 until July 13, 2024; was Lead Director of the Cambridge Bancorp and Cambridge Trust Boards from 2014 until January 2017 and was Chair of the Trust Committee at the time of the merger. Dr. Palandjian is the Chief Risk Officer of Intercontinental Real Estate Corporation, a national real estate investment, development, and management firm headquartered in Boston, MA, with responsibility for enterprise risk management and real estate capital market oversight.

He has held his current role since 2017 after managing Intercontinental Capital Management LLC’s fund-of-funds portfolio starting in 2007. Previously, he served as a Portfolio Manager at Andesite LLC, a hedge fund focused on the life sciences sector and before that as a Principal at Flagship Ventures, a life sciences venture capital company. Dr. Palandjian holds the CFA designation and his investment experience spans venture capital and private and public equity, in the life science and real estate sectors. He served as a Member of the Board of Trustees of the Mount Auburn Hospital between 2003 – 2020, and currently serves on the Advisory Board of the McCance Center for Brain Health at Mass General Brigham Hospital. He received a B.A. degree from Harvard College, and an M.D. degree from Harvard Medical School.

Qualifications
We believe that Dr. Palandjian’s extensive experience in risk management, finance and commercial real estate qualifies him to serve on our Board of Directors.

Robert F. Rivers	Experience
Age 60

Robert F. Rivers has been the Executive Chair of Eastern Bankshares, Inc. and Eastern Bank since July 12, 2024, upon the merger with Cambridge Trust, and has served as the Chair of the Boards of Directors of Eastern Bankshares, Inc. and Eastern Bank since 2017. He was the Chief Executive Officer of Eastern Bank from January 1, 2017 until July 12, 2024. Mr. Rivers joined Eastern Bank in 2006 as its Vice Chair and Chief Banking Officer, becoming President in 2007, Chief Operating Officer in 2012 and an Eastern Bank director in 2015. He has also served as a trustee of Eastern Bank’s predecessor holding company, Eastern Bank Corporation, since 2007. Prior to joining Eastern, he was an Executive Vice President for Retail Banking at the former Commercial Federal Bank in Omaha, Nebraska, following 14 years at M&T Bank. Mr. Rivers is a member of the executive committee of the Greater Boston Chamber of Commerce, and is a trustee of Stonehill College. He also serves on the Board of the Lowell Plan, the Advisory Boards of the Lawrence Partnership and the JFK Library Foundation, and the Boston Women’s Workforce Council. He was appointed by the Federal Reserve Bank of Boston as its Federal Advisory Council Representative in January 2023. A leader in Boston’s business community, Mr. Rivers has been recognized as a champion for social justice issues, having led the “Yes on 3” campaign to protect the rights of members of the LGBTQ+ community. He received his undergraduate degree from Stonehill College and holds an MBA from the University of Rochester.

Qualifications

We believe that Mr. Rivers’ experience as our Board Chair and Chief Executive Officer for over seven years and now as our Executive Chair, his prior service as a senior executive officer at Eastern and other banks, and his familiarity with the communities that Eastern serves, including through his involvement with numerous non-profit organizations in the greater Boston area qualify him to serve on our Board.

Diane S. Hessan	Experience
Age 70

Diane S. Hessan has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2016. She currently serves as Chief Executive Officer of Salient Ventures, an investment and advisory company with a portfolio of angel investments focused on technology companies, a position she has held since November 2016. Previously, she was Chief Executive Officer of Startup Institute, which is dedicated to helping people transform their careers to succeed in the innovation economy. She is also Chairman of C Space, where she was Founder and Chief Executive Officer for 14 years. C Space (formerly Communispace) is a market research company, which builds online communities to help marketers generate consumer insights. Ms. Hessan has served on the boards of Brightcove since March 2017 and DP Cap Acquisition Corp I since November 2021. Ms. Hessan also serves on the boards of Tufts University, Panera Brands, Sago, and Beth Israel Deaconess Medical Center. Ms. Hessan received her MBA from Harvard Business School and her B.A. in Economics and English from Tufts University. She has also received Honorary Doctorate degrees from Bentley University and the New England College of Business.

Qualifications
We believe Ms. Hessan’s executive experience, entrepreneurial passion and customer-centric, data driven perspective qualify her to serve on our Board of Directors.

Cathleen A. Schmidt	Experience
Age 65

Ms. Schmidt has served as a director of Eastern Bank Bankshares, Inc and Eastern Bank since July 12, 2024, upon the merger with Cambridge Trust. She was a member of the Cambridge Bancorp and Cambridge Trust Boards of Directors from 2016 until July 12, 2024. Ms. Schmidt has extensive leadership experience in banking and professional services. Prior to retiring in September of 2021, she served as Chief Executive Officer at McLane Middleton Professional Association, the largest full- service law firm headquartered in Manchester, New Hampshire with offices in Massachusetts. She held that position for over eight years. Prior to that, she served as President and CEO of Citizen’s Bank New Hampshire/Vermont. In addition, she held positions at M&T Bank in upstate New York and began her career at Old Stone Bank in Providence, Rhode Island. She has a passion for the community and has served as Chair of the Business and Industry Association of New Hampshire, Chair of Granite United Way Board of Directors, and Chair of the New Hampshire Business Committee for the Arts. Ms. Schmidt received her Bachelor of Arts degree from Boston College and completed Executive Education coursework at Harvard Business School.

Qualifications

We believe that Ms. Schmidt’s experience in banking and professional services as well as her community leadership, particularly in our New Hampshire market, qualify her to serve on our Board of Directors.

Class I Directors Continuing in Office (Term Will Expire in 2027)

Richard C. Bane	Experience
Age 69

Richard C. Bane has served as a director of Eastern Bank since 2001 and as a trustee of its predecessor holding company, Eastern Bank Corporation, since 1996. He is the Executive Chairman of Bane Care Management LLC, which operates skilled nursing facilities and assisted living facilities in Massachusetts, where he was employed from 1984 through February 2023. Mr. Bane formerly served as Chairman of the Massachusetts Senior Care Association, the state’s largest professional provider group. He lectures frequently on many aspects of senior care services and post-acute care and is considered one of New England’s senior care industry leaders. Mr. Bane is also involved in a wide range of corporate and community service activities. Mr. Bane holds an A.B. in Economics from Dartmouth College, and an MBA from Harvard Business School. He was also awarded an Honorary Doctorate from Salem State University.

Qualifications
We believe Mr. Bane’s extensive executive management experience and civic leadership qualify him to serve on our Board of Directors.

Joseph T. Chung	Experience
Age 60

Joseph T. Chung has served as a director of Eastern Bank and trustee of its predecessor holding company, Eastern Bank Corporation, since 2014. He is Chief Technology Officer and Head of AI at Rippl Care, a position he has held since April 15, 2024. He was previously co-founder and Chief Executive Officer of Kinto, a care coaching platform for family caregivers looking after loved ones with Alzheimer’s Disease and related dementias, where he served since 2019. He is also co-founder and Managing Director of Redstar Ventures, an innovative venture foundry developing a series of new companies through a topdown, market driven process, positions he has held since 2010. Prior to Kinto and Redstar, Mr. Chung was Chairman and Chief Executive Officer of Allurent and co- founder, Chairman and Chief Technology Officer of Art Technology Group, a publicly traded, global enterprise software company. Mr. Chung holds B.S. and M.S. degrees in Computer Science from the Massachusetts Institute of Technology, and he conducted his graduate work at MIT’s Media Lab. He is a Venture Partner at the Media Lab’s E14 Fund.

Qualifications
We believe Mr. Chung’s extensive expertise in innovation and technology qualifies him to serve on our Board of Directors.

Bari A. Harlam	Experience
Age 63

Bari A. Harlam has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2014. Ms. Harlam is the co-founder of Trouble, LLC, a position she has held since April 2020, and has served as a member of the Boards of Directors of Aterian, Inc., since February 2020; and OneWater Marine, Inc., since May 2020. She also served on the Board of Directors for Rite Aid Corporation from August 2020 to August 2024 and Champion Petfoods, LP. From April 2018 to March 2020, Ms. Harlam served as the Chief Marketing Officer for Hudson’s Bay Company. Prior to that, she served as the Executive Vice President of Membership, Marketing, and Analytics for BJ’s Wholesale Club, beginning in 2012. Before that, she was Chief Marketing Officer at Swipely, a technology startup, and served as Senior Vice President of Marketing for CVS Health Corporation. Ms. Harlam serves on the Board of Trustees of the Eastern Bank Foundation. Ms. Harlam has also served on the faculties of The Wharton School at the University of Pennsylvania, Columbia University’s Graduate School of Business, and the University of Rhode Island. She received her B.S., M.S., and Ph.D. from the University of Pennsylvania, The Wharton School of Business. Her work has been published in a variety of journals including Marketing Science, Journal of Marketing Research, and the Journal of Business Research.

Qualifications
We believe Ms. Harlam’s extensive marketing and analytics expertise qualifies her to serve on our Board of Directors.

Marisa J. Harney	Experience
Age 67

Marisa J. Harney has served as a director of Eastern Bankshares, Inc. and Eastern Bank since October 2023. She most recently served as Executive Vice President and Chief Credit Officer of First Citizens BancShares, Inc. and its bank subsidiary First-Citizens Bank & Trust Company (collectively, “First Citizens”) from January 2022 through March 2023. She previously served as Executive Vice President and Chief Credit Officer of CIT Group Inc. and CIT Bank, N.A. (“CIT”), from 2018 through January 2022, when CIT merged with First Citizens, and as CIT’s Chief Credit Officer prior to that.

Her 42 years of banking experience also includes roles as Chief Risk Officer of GE Capital Americas and Head of Corporate Credit Risk of the Americas for Bank of America, as well as senior credit risk positions with Credit Suisse First Boston, JPMorgan Chase & Co., and Bankers Trust Company. She holds an MBA from the New York University Stern School of Business and a bachelor’s degree in finance from Fordham University.

Qualifications
We believe Ms. Harney’s extensive banking and risk management leadership experience qualify her to serve on our Board of Directors.

Denis K. Sheahan	Experience
Age 60

Denis K. Sheahan has served as the Chief Executive Officer and a director of Eastern Bankshares, Inc. and Eastern Bank since July 12, 2024. He previously served as the Chairman, President and Chief Executive Officer of Cambridge Bancorp and Cambridge Trust Company from 2015 until its 2024 merger with Eastern. Prior to joining Cambridge Trust Company in April 2015, Mr. Sheahan spent 19 years at Independent Bank Corp. and Rockland Trust where he served as Chief Financial Officer and Chief Operating Officer. Prior to that, Mr. Sheahan served as Vice President of Finance for BayBanks, Inc. Mr. Sheahan currently serves as a trustee of the Cambridge Community Foundation; as a board member of the Massachusetts Bankers Association; as an advisory board member of the Rian Immigrant Center; and as a board member and Treasurer for the Cambridge YMCA. He previously served as Secretary/Treasurer and Chair of the Finance Committee of the Board of the Massachusetts Housing Partnership, as a member of the Federal Reserve Bank of Boston’s Community Depository Institutions Advisory Council and as a board member and Board Chair of the Old Colony YMCA in Brockton, Massachusetts. Mr. Sheahan is a graduate of the Cork Institute of Technology, Cork, Ireland, and received an MBA from Boston University.

Qualifications

We believe Mr. Sheahan’s extensive executive banking experience, particularly as Chairman and CEO of Cambridge Trust for nine years, as well as his community leadership and engagement in the communities Eastern serves, qualify him to serve on our Board.

Corporate Governance Matters

Our Board of Directors believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. Current copies of our Corporate Governance Guidelines, Code of Conduct, and charters for our Audit, Compensation and Human Capital Management, Nominating and Governance, and Risk Management Committees are available on our website, investor.easternbank.com, in the Governance section under the caption “Governance Documents.” We may also use our website in the future to make certain disclosures required by the rules of the Nasdaq Global Select Market (“Nasdaq”), on which our common stock is listed.

Corporate Governance Highlights
We have implemented several important measures that are designed to promote long-term stakeholder value:
☑

To facilitate board refreshment, we adopted a director retirement policy in our Corporate Governance Guidelines pursuant to which a director will retire from the Board effective as of the end of the year in which he or she turns 75.

☑

We seek an annual advisory vote on the compensation of our Named Executive Officers, who are the executive officers shown in the compensation tables in this Proxy Statement. We believe this practice underscores the careful consideration we give to our shareholders’ views on our compensation practices.

☑	We have established a compensation clawback policy to provide for the recoupment of cash and incentive compensation from executive officers in the event of certain financial restatements.
☑

We have adopted stock ownership guidelines for directors and executive officers, which set minimum ownership requirements based on a multiple of the cash portion of the annual base retainer or base salary, as applicable, then in effect.

☑	Our Insider Trading Policy prohibits our executives and directors from pledging and hedging our common stock, to further the alignment between shareholders and our executives and directors.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, family and other relationships, including if applicable those relationships described under the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions,” our Board of Directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of Nasdaq: Mses. Jackson, Harlam, Harney, Hessan, Schmidt and Williams and Messrs. Bane, Borgen, Chung, Markell, Palandjian and Zelleke. Messrs. Rivers, Sheahan and Holbrook each do not qualify as an “independent director” under the Nasdaq rules. Messrs. Rivers and Sheahan are not considered independent because they currently serve as our Executive Chair and Chief Executive Officer (“CEO”), respectively. Mr. Holbrook served as our CEO from January 1, 2007 through December 31, 2016, and he continued to receive compensation through January 2022 in connection with his retirement. In making these determinations on the independence of our directors, our Board of Directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence. Our Board of Directors also determined that each member of the Audit, Compensation and Human Capital Management, and Nominating and Governance Committees satisfies the independence standards for such committees established by the SEC and the Nasdaq listing rules, as applicable.

The Company has also adopted a Director Independence Policy that incorporates the requirements for independence set forth in the SEC and Nasdaq independence rules, as well as prudential standards of the Federal Reserve Board, and an Audit Committee Independence Policy that establishes separate and higher standards of independence for members of the Audit Committee, consistent with the SEC and Nasdaq rules and guidelines of the Federal Deposit Insurance Corporation. Our Board of Directors has determined that each of Mses. Jackson, Harlam, Harney, Hessan, Schmidt and Williams and Messrs. Bane, Borgen, Chung, Markell, Palandjian and Zelleke is an “independent director” under the Director Independence Policy; that Mr. Borgen meets the enhanced independence standards applicable to the Chair of the Risk Management Committee under the Director Independence Policy; and that each of Messrs. Bane and Markell and Mses. Harney and Williams meets the enhanced independence standards for Audit Committee members set forth in the Company’s Audit Committee Independence Policy.

Board Composition and Leadership Structure of the Board of Directors

Our Board of Directors oversees and advises our Executive Chair and management team, exercising their business judgment in good faith to ensure the long-term interests of our shareholders are being served. As of March 27, 2025, our Board of Directors was composed of fifteen (15) directors, reflecting the addition of four directors from the merger with Cambridge Bancorp effective July 12, 2024 (Messrs. Sheahan, Palandjian and Zelleke and Ms. Schmidt) as well as the retirement of Messrs. Connolly and Spiess at the end of 2024 in accordance with the age 75 retirement provision in our Corporate Governance Guidelines.

The Board does not have a fixed policy regarding the separation of the offices of the chair of the Board of Directors and the principal executive officer (“PEO”) of the Company and believes that it should maintain the flexibility to select the chair of the Board of Directors and its board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its shareholders. At this time, Mr. Rivers serves as both the principal executive officer of the Company and its Board Chair. He served as the Company’s CEO from January 2017 through the merger with Cambridge, becoming the Executive Chair effective July 12, 2024. As Executive Chair, he continues to serve as the Company’s PEO and as Chair of its Board of Directors. With over 30 years of experience in the financial services industry, including over 17 years with us, Mr. Rivers has the knowledge, expertise, and experience to understand the opportunities and challenges facing our Company, as well as the leadership and management skills to promote and execute our values and strategy.

In accordance with what we believe are governance best practices, the Board of Directors has established the position of Lead Director. As further set forth in the Corporate Governance Guidelines, the Lead Director is independent and is recommended by our Nominating and Governance Committee and elected by the Board of Directors. Since January 2018, Ms. Jackson has served in that role, performing many of the functions that an independent chair would perform for the Company. Those functions include serving as a key source of communication between the independent directors and the Company’s principal executive officer, consulting with the chair of the Board of Directors in establishing the agenda for each meeting of the Board, presiding in executive sessions of meetings of the Board of Directors, and coordinating the agenda for and leading meetings of the independent directors, as needed.

The Company believes that having the same person serve as the Company’s principal executive officer and Board Chair focuses leadership, responsibility, and accountability in a single person while the Lead Director provides for effective checks and balances and helps ensure the independent directors work effectively in the board setting. The Board of Directors reviews its leadership structure periodically in light of the composition of the Board of Directors and the needs of the Company and its shareholders.

Committees of our Board of Directors

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation and Human Capital Management Committee, a Nominating and Governance Committee, and a Risk Management Committee, each with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board of Directors. Current copies of the committee charters are posted on our website, investor.easternbank.com, in the Governance section under the caption “Governance Documents.”

The table below reflects the composition of the Board’s four standing committees as of March 14, 2025:

	Audit Committee	Compensation and Human Capital Management Committee	Nominating and Governance Committee	Risk Management Committee
Richard C. Bane	£		µ	£
Luis A. Borgen				µ
Joseph T. Chung		µ	£
Bari A. Harlam			£
Marisa J. Harney	£			£
Diane S. Hessan		£	£
Richard E. Holbrook				£
Deborah C. Jackson (1)		£	£
Peter K. Markell	µ	£		£
Leon A. Pallandjian				£
Robert F. Rivers (2)				£
Cathleen A. Schmidt		£
Denis K. Sheahan				£
Linda M. Williams	£			£
Andargachew S. Zelleke			£
µ Committee Chair £CommitteeMember

(1) Lead Independent Director

(2) Chair of the Board of the Directors

Attendance at Meetings

In 2024, our Board of Directors met fifteen times for 8 regular and 7 special meetings, the Audit Committee met for 8 regular and 1 special meeting, the Compensation and Human Capital Management Committee met 6 times, the Nominating and Governance Committee met 3 times, and the Risk Management Committee met 4 times. Each director attended over 75% of all meetings of our Board of Directors and committees on which he or she served that were held during 2024. Our Directors are encouraged to attend the Annual Meeting, to the extent practicable. All of our Directors then-serving on the Board of Directors of the Company attended the 2024 annual meeting of shareholders held on May 13, 2024.

Board Self-Evaluation and Individual Director Evaluation

Our Board of Directors conducts an annual self-evaluation of the Board’s performance as a whole to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee receives comments from all directors and reports the results of the board and committee evaluations to the Board of Directors and its committees. The results are discussed with the full Board of Directors and among the respective committees, as applicable. Our Board of Directors believes such evaluations are valuable tools in assessing the Board’s effectiveness in performing its oversight of management and fulfilling its responsibilities.

Audit Committee

The current members of our Audit Committee are Mr. Markell (chair), Mses. Harney and Williams and Mr. Bane. Their committee report is included in this Proxy Statement under the heading “Audit Committee Report.” Each of the Audit Committee members is independent under the listing standards of Nasdaq, including under Rule 10A-3 of the Exchange Act, and our Audit Committee Independence Policy. Mr. Markell has also been designated by our Board of Directors as an “audit committee financial expert” (as defined in applicable SEC regulations). None of the Audit Committee members is an employee of ours or any of our subsidiaries, nor simultaneously serves on the audit committees of more than two public companies, including ours.

Our Audit Committee is responsible for assisting the Board in overseeing and monitoring:

•  the integrity of the Company’s financial statements and other financial information provided by the Company to its shareholders;

•  the integrity of the accounting and financial reporting processes of the Company, and the audit of the Company’s financial statements;

•  the Company’s compliance with legal, regulatory and public disclosure requirements;

•  the appointment, qualifications, independence, performance and retention of the Company’s independent external auditor; and

•  the performance of the Company’s internal audit function and its Sarbanes-Oxley internal controls function.

The Audit Committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, our disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports filed with the SEC, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures prior to their release. The Audit Committee also reviews the experience and qualifications of the lead partner and other senior members of Ernst & Young LLP, our independent registered public accounting firm (“Ernst & Young” or “EY”), including compliance with applicable rotation requirements, and considers whether there should be rotation of the firm itself.

The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel and accounting or other outside advisors as deemed appropriate to perform its duties and responsibilities.

Compensation and Human Capital Management Committee

The current members of the Compensation and Human Capital Management Committee (“CHCM Committee”) are Mr. Chung (chair), Mses. Hessan, Jackson and Schmidt, and Mr. Markell. Each member of the CHCM Committee is independent under the listing standards of Nasdaq, including the heightened standards that apply to compensation committee members.

The Compensation and Human Capital Management Committee is responsible for:

•  reviewing and approving compensation of executive officers (other than the Executive Chair and Chief Executive Officer) and recommending the Executive Chair and Chief Executive Officer’s compensation for approval by the independent members of the Board of Directors;

•  reviewing and proposing goals and objectives relevant to the Executive Chair and Chief Executive Officer’s compensation and evaluating their performance in light of such goals and objectives, inclusive of any risk management issues;

•  overseeing the Company’s various compensation and benefits plans;

•  overseeing senior management succession planning;

•  overseeing our incentive compensation plans, including our equity incentive compensation plan;

•  overseeing risk review processes for incentive compensation plans;

•  making recommendations to the Board regarding compensation of our directors;

•  overseeing the implementation of the Company’s programs and policies related to human capital management;

•  oversight of talent management programs, including employee engagement surveys and development initiatives; and

•  reviewing and approving the general design and terms of any significant non-executive compensation and benefits plans.

The CHCM Committee has authority under its charter to obtain advice and assistance from outside legal counsel and other outside advisors as deemed appropriate to perform its duties and responsibilities. For 2024, the CHCM Committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”) to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers, and also with regard to director compensation.

The CHCM Committee has the authority to delegate to subcommittees of the CHCM Committee, to the chair of the CHCM Committee, or one or more of our executive officers, as permitted under applicable law. The CHCM Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant equity awards to employees who are not subject to Section 16 of the Exchange Act pursuant to the 2021 Equity Plan (as defined below). References to the CHCM Committee in this Proxy Statement also refer to its subcommittees and its delegates, where applicable.

Compensation and Human Capital Management Committee Interlocks and Insider Participation

During 2024, none of our officers, former officers or employees served on our CHCM Committee. None of our executive officers serves or has served as a member of a compensation committee, other board committee, or full board of directors performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our CHCM Committee.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Bane (chair), Mses. Harlam, Hessan, and Jackson, and Messrs. Chung and Zelleke. Each member of the Nominating and Governance Committee is independent under the listing standards of Nasdaq.

The Nominating and Governance Committee is responsible for:

•  identifying, evaluating and recruiting qualified persons to serve on our Board of Directors;

•  selecting, or recommending to the Board for selection, nominees for election as directors;

•  reviewing and recommending the composition of the Board’s standing committees;

•  onboarding new directors and overseeing director education;

•  overseeing policies and programs for disclosure of any environmental, social and governance (“ESG”) issues;

•  reviewing and assessing the Company’s Corporate Governance Guidelines;

•  overseeing compliance with our Related Party Transactions Policy; and

•  annually evaluating the performance, operations, and composition of our Board of Directors and its committees.

The Nominating and Governance Committee has authority under its charter to obtain advice and assistance from outside legal counsel and other outside advisors as deemed appropriate to perform its duties and responsibilities.

Nomination of Directors

The Nominating and Governance Committee of our Board of Directors identifies and evaluates director candidates and recommends to our Board of Directors qualified candidates for nomination as directors for election at our annual meeting of shareholders or to fill vacancies on our Board of Directors. The process followed by the Nominating and Governance Committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the Nominating and Governance Committee reviews a candidate’s qualifications and independence based on the criteria set forth in the Company’s Corporate Governance Guidelines, its Director Independence Policy, Audit Committee Independence Policy, and the Nominating and Governance Committee’s charter (or the charter of a particular committee). The Nominating and Governance Committee considers the composition of the Board or committees; succession planning; and current challenges and needs of the Board, its committees, the Company and the Bank, while taking into account factors such as professional and business experience, leadership, skill, expertise, judgment, background, collegiality, availability, teamwork, and other factors.

In the recent past, Nasdaq listing requirements required each listed company to have, or explain why it does not have, two diverse directors on its board of directors (subject to exceptions set forth in the Nasdaq rules). The composition of our current Board of Directors, set forth in the table below, complies with this former requirement.

Each category has the meaning as it was used in Nasdaq Rule 5605(f).

Eastern Bankshares, Inc. Board of Directors Diversity
	As of March 20, 2025		As of March 20, 2024
Total Number of Directors	15		13
Part I: Gender Identity
	Female	Male	Female	Male
Directors	6	9	5	8
Part II: Demographic Background

African American or Black	2	1	2	0
Asian	0	1	0	1
Hispanic or Latinx	0	1	0	1
White	4	6	3	6
LGBTQ+	1	0	1	0

We do not have a formal policy on board diversity. We are proud of the talent, expertise and experiences of our Board and our management team, and our Nominating and Governance Committee and Board of Directors are committed to actively seeking qualified candidates for directors. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of our Company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our Board of Directors in fulfilling its responsibilities.

After completing its evaluation of potential nominees, the Nominating and Governance Committee makes a recommendation to our Board of Directors as to the persons who should be nominated for election to our Board of Directors, and our Board of Directors determines the nominees after considering the recommendation and report of the committee.

The Nominating and Governance Committee will consider candidates recommended by individual shareholders in accordance with the procedures and other requirements set forth in the Bylaws. Names and credentials must be provided to the committee on a timely basis for consideration prior to the Annual Meeting. Shareholders who wish to recommend an individual to the Nominating and Governance Committee for consideration as a potential candidate for director should submit the individual’s name, together with appropriate supporting documentation, to the Nominating and Governance Committee at the following address: Nominating and Governance Committee, c/o Corporate Secretary, Eastern Bankshares, Inc., 125 High Street, Boston, Massachusetts 02110. A submission will be considered timely if it is made during the timeframes disclosed in this Proxy Statement under “Shareholder Proposals.” If our Board of Directors determines to nominate and recommend for election a shareholder-recommended candidate, then the candidate’s name will be included in the Company’s proxy card for the next annual meeting of shareholders.

Risk Management Committee

The Risk Management Committee of our Board of Directors assists the board in fulfilling its oversight responsibilities with respect to oversight of Eastern Bank’s enterprise risk management (“ERM”) practices and procedures, as well as its ERM framework (“ERM Framework”). The current members of the Risk Management Committee are Mr. Borgen (chair), Mses. Harney and Williams, and Messrs. Bane, Holbrook, Markell, Palandjian, Rivers, and Sheahan. The chair of the Risk Management Committee meets the criteria contained in the Federal Reserve Board’s Enhanced Prudential Standards (12 C.F.R. § 252.33(a)(4)(ii)), as required by our Director Independence Policy.

The Risk Management Committee is responsible for:

•  oversight of the design, implementation and operation of the ERM Framework, approval of ERM policies, and risk monitoring practices by the Bank’s enterprise risk management committee; review of reports related to the Bank’s risk profile;

•  review of management’s assessments in connection with the Bank’s credit risk management and the provision of related reports to the Audit Committee;

•  review of capital, liquidity, and interest rate risks within the business and advising the Board with respect to the adequacy of capital allocated; and

•  oversight of regulatory compliance, operational, cyber, reputation and conduct risk.

The Risk Management Committee has authority under its charter to obtain advice and assistance from outside legal counsel and other outside advisors as deemed appropriate to perform its duties and responsibilities.

Board Role in Risk Oversight

Our Board of Directors administers its internal controls and risk management oversight function directly and through its Audit, CHCM and Risk Management Committees. In general, management is responsible for the day-to-day management of the risks our Company faces, while the Board of Directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors has formed the Risk Management Committee to assist it in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our Company’s critical enterprise risks, including major operational, strategic and financial risks and cyber risks inherent in our business.

The Board of Directors and the Audit Committee regularly discuss with management, our independent auditors and our Sarbanes-Oxley controls group the Company’s major risk exposures, their potential financial impact on the Company, and the steps we take to manage these risks. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the Audit Committee discusses policies with respect to our internal auditors and Sarbanes-Oxley controls group, as well as our independent auditors.

The CHCM Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company. Additionally, the CHCM Committee considers risk management in assessing the performance and performance-related compensation of executive management. See the “Compensation Disclosure and Analysis” section for information regarding the CHCM Committee’s assessment of risks arising from our compensation practices.

Board Refreshment

Our Board of Directors believes that our Board represents a balance of experience in the industries served by our Company and in the financial and business communities, which provides effective guidance and oversight to management. Our Board of Directors also recognizes the desire to keep our Board of Directors “refreshed” and has adopted a policy limiting director tenure to age 75 for members. Directors retire at the end of the year in which they turn age 75.

Declassified Board of Directors

Historically, our Board of Directors has been divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders in the year in which the term for their class term expires. However, in accordance with an amendment approved by our shareholders in 2022, our Articles of Organization have been modified such that for our annual meetings of shareholders in 2025 and 2026, the classes of directors will be nominated for re-election for two- and one-year terms, respectively. Our Board of Directors will be fully declassified, with all directors standing for annual election, beginning with the Company’s 2027 annual meeting of shareholders.

Communications with Directors

Shareholders and other interested parties who wish to send written communications on any topic to our Board of Directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our Board of Directors, c/o Corporate Secretary, Eastern Bankshares, Inc., 125 High Street, Boston, Massachusetts 02110. Communications will be distributed to the chair of the Board, the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Code of Business Conduct and Ethics

Our Company’s Code of Conduct is applicable to all our employees, officers and directors, as well as those representing the Company in an official capacity. A current copy of our Code of Conduct is posted on our website at investor.easternbank.com under “Governance Documents” in the “Corporate Governance” section. We intend to satisfy disclosure requirements of the SEC and Nasdaq regarding amendments to, or waivers of, our Code of Conduct by providing information on our website.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our Company and our directors, nominees for director, executive officers and their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our Code of Conduct to disclose to us potential conflicts of interest with our Company.

SEC rules require us to disclose certain relationships and related party transactions our Company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. In accordance with the charter of the Nominating and Governance Committee and our written Related Party Transaction Policy (“RPT Policy”), the Nominating and Governance Committee is responsible for reviewing and approving related party transactions. If it is not feasible to approve related party transactions in advance, the Nominating and Governance Committee is permitted to ratify such transactions after the Company has entered into them, subject to the procedures and considerations described below.

The RPT Policy applies to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;
•	the Company or any of its subsidiaries is a participant; and
•	any related person has or will have a direct or indirect interest.

Under the RPT Policy, a related person is:

•	A non-employee director (or nominee for election as director) or executive officer of the Company;
•	any beneficial owner of more than 5% of our common stock; or
•	any immediate family member of the foregoing.

Under the RPT Policy, a related entity is:

•

Any entity (other than the Company or its subsidiaries), including non-for-profit or for-profit entities, of which a related person is an employee, executive officer, partner or principal, or in which a related person directly or indirectly owns at least a 10% equity interest; or

•	Any non-for-profit entity for which a related person serves as a director or trustee.

The RPT Policy also provides that certain types of related party transactions are deemed to be pre-approved or ratified, even if the aggregate amounts involved exceed $120,000, and do not require review or approval of the Nominating and Governance Committee. Such transactions include:

•	Executive and director compensation;
•

Certain transactions with companies for which the only relationship of a related person is as an employee, beneficial owner of less than a 10% equity interest, or in the case of partnerships, a partner if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•

Ordinary course transactions, including financial services, personal loans, and business relationships, provided that they are made in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable services provided to non-affiliates;

•

Certain charitable contributions made by Eastern Bank or the Foundation to organizations where a related person is a director if the aggregate amount does not exceed the lesser of $500,000 or 2% of the donee’s total annual expenses, as well as charitable contributions made to organizations under common control with the Company that have been preapproved by the Board of Directors or the board of trustees of the Foundation; and

•	Transactions where a related person’s interest arises solely from ownership of the Company’s common stock and all holders of the stock receive the same benefit on a proportional basis.

The Nominating and Governance Committee is provided with the material facts of all transactions that require the Nominating and Governance Committee’s approval under the RPT Policy. In determining whether to approve or ratify a particular transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Under the RPT Policy, a director is not permitted to participate in any discussion or approval of a transaction for which he or she (or an immediate family member) is the related person, and such director must provide the Nominating and Governance Committee with all material information concerning the transaction. If an approved transaction is ongoing, the Nominating and Governance Committee may establish guidelines for management to follow in its dealings with such person and will annually review and assess compliance with such guidelines, and whether the transaction remains appropriate for the Company.

Transactions with Certain Related Persons

Our Company has not entered into any such disclosable relationships or transactions under the RPT Policy since the beginning of our 2024 fiscal year and no such disclosable relationships or transactions are currently proposed.

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption for loans made by federally insured financial institutions, such as Eastern Bank, to their executive officers and directors in compliance with federal banking regulations. During 2024, certain directors and executive officers of the Company and Eastern Bank, as well as related persons and entities associated with those directors and executive officers, were customers of Eastern Bank and had loans outstanding. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Eastern Bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides certain information regarding our current executive officers who are not directors. Ages are as of the date of this Proxy Statement. Our executive officers serve at the discretion of our Board of Directors.

Name	Age	Position
Quincy L. Miller	50	President and Chief Operating Officer, Eastern Bankshares, Inc.; Vice Chair, President and Chief Operating Officer of Eastern Bank
David Rosato	64	Chief Financial Officer and Treasurer, Eastern Bankshares, Inc. and Chief Financial Officer of Eastern Bank
Steven L. Antonakes	56	Executive Vice President, Enterprise Risk Management of Eastern Bank
Kathleen C. Henry	52

Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of Eastern Bank

Donald M. Westermann	47	Executive Vice President, Chief Information Officer of Eastern Bank

Quincy L. Miller - President and Chief Operating Officer, Eastern Bankshares, Inc.; Vice Chair, President and Chief Operating Officer of Eastern Bank

Mr. Miller is President and Chief Operating Officer of Eastern Bankshares, Inc. and Vice Chair, President and Chief Operating Officer of Eastern Bank. Mr. Miller joined Eastern in 2016 as Chief Banking Officer and was promoted to President of the Bank in 2017 and to President and Chief Operating Officer in July 2024. He oversees Eastern’s Consumer Bank, Credit Division and operational divisions including Technology, Operations and Human Resources, and with the Executive Chair and Chief Executive Officer leads the overall strategic direction of Eastern. Prior to joining Eastern, Mr. Miller served as the President of Citizens Bank, Massachusetts, and President of its Business Banking division. He started his career in consumer banking at M&T Bank in New York City in 1997. Mr. Miller is a founding member of The New Commonwealth Fund. He also serves on the Board of Directors for Blue Cross Blue Shield of MA, The Boys and Girls Club of Boston, and Nectar Community Investments. Mr. Miller earned a B.A. in economics and business from Lafayette College where he currently serves as a member of the Board of Trustees. He graduated from the Consumer Bankers Association’s Executive Banking School and is the immediate past chair of The Consumer Bankers Association Board of Directors.

David Rosato - Chief Financial Officer and Treasurer, Eastern Bankshares, Inc; Chief Financial Officer of Eastern Bank

Mr. Rosato is the Chief Financial Officer and Treasurer of Eastern Bankshares, Inc. and Chief Financial Officer of Eastern Bank, joining Eastern in August 2024 with 40 years of extensive experience in regional and community banking. Prior to his most recent role as Senior Executive Vice President and Chief Financial Officer of Berkshire Hills Bank, he spent over 15 years at People’s United Financial, Inc., including nine years as Senior Executive Vice President and Chief Financial Officer. He has extensive M&A experience, including the multi-billion dollar sale of People’s United to M&T Bank. Previously, he served as Senior Vice President & Treasurer at Webster Financial Corporation, and as a Senior Vice President, Asset/Liability Manager at M&T Bank Corporation. Mr. Rosato sits on the NASDAQ Exchange Board and the Board of Returned.com. He is a former board member of the Federal Home Loan Bank of Boston. He earned both a Bachelor of Science degree in Business and Economics and an MBA degree from the University of Maryland. He is a chartered Financial Analyst.

Steven L. Antonakes - Executive Vice President, Enterprise Risk Management of Eastern Bank

Mr. Antonakes is the Executive Vice President and Chief Risk Officer at Eastern Bank. He oversees Eastern’s independent risk management function and its Bank Secrecy Act/Anti-Money Laundering, Compliance, Credit Risk Review, Information Security, Financial and Model Risk Management, and Operational Risk Departments. He joined Eastern Bank in 2015 as Senior Vice President, Chief Compliance Officer. Mr. Antonakes previously served as the Deputy Director and the Associate Director for Supervision, Enforcement, and Fair Lending at the Consumer Financial Protection Bureau. Prior to joining the Bureau, Mr. Antonakes served as the Massachusetts Commissioner of Banks from 2003 to 2010. Preceding his appointment as Commissioner, Mr. Antonakes served in a variety of managerial positions at the Division of Banks, having joined the agency as an entry-level bank examiner in 1990. During his 25-year regulatory career, Mr. Antonakes staffed the Financial Stability Oversight Council, served as the first state-voting member of the Federal Financial Institutions Examination Council, Vice Chairman of the Conference of State Bank Supervisors, and was a founding member of the governing board of the Nationwide Multistate Licensing System. Mr. Antonakes serves on the Board of Trustees of Mass General Brigham Salem Hospital, as Board Emeritus of Camp Fire North Shore, and on the FDIC’s Advisory Committee for Economic Inclusion. Mr. Antonakes earned his B.A. from Penn State University, an MBA from Salem State University, and a Ph.D. in Law and Public Policy from Northeastern University.

Kathleen C. Henry - Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of Eastern Bank

Ms. Henry is Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc. and Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of Eastern Bank. Ms. Henry joined Eastern Bank in 2016 as General Counsel and Corporate Secretary as a Senior Vice President and was promoted to Executive Vice President in 2018. She currently oversees various divisions at Eastern, including the Legal Department, the Human Resources Division and Internal Communications and Public Relations. She advises the Board of Directors and executive management on legal, transactional and governance matters. Before joining Eastern, she was General Counsel and before that Deputy General Counsel of Plymouth Rock Assurance Corporation and a litigation partner and associate at Choate, Hall & Stewart LLP. Ms. Henry was appointed by Massachusetts Governor Maura T. Healey to serve as Vice-Chair of the Judicial Nominating Commission in April 2023. Ms. Henry also serves on the board of directors of the Political Asylum Representation Project, on the Advisory Board for the Northeastern University School of Law’s Women in the Law Conference, and as trustee of the Boston Bar Foundation. She earned a B.A. in journalism from Boston University and a J.D. from Northeastern University School of Law.

Donald M. Westermann - Executive Vice President, Chief Information Officer of Eastern Bank

Mr. Westermann is an Executive Vice President and the Chief Information Officer at Eastern Bank. He joined Eastern in 2007 as Senior Vice President, Technology Engineering & Operations, a position he held until 2010. He served as Senior Vice President, Chief Technology Officer from 2010 to 2015, when he was promoted to Executive Vice President, Chief Information Officer. Currently, he leads the Technology, Operations and Eastern Labs Teams and is responsible for all aspects of the technology, operations and innovation strategy for Eastern, including digital, cyber-security, innovation, software engineering, data management, and delivery. He recently assumed oversight of the consumer banking and product divisions to more closely align them with innovation and digital strategies. Prior to joining Eastern, Mr. Westermann served as a Senior Manager with Grant Thornton and before that served as a consultant with Arthur Andersen, in each case in positions focused on technology and management information systems. Mr. Westermann earned a B.S. in Business Administration and Management Information Systems from Villanova University and an MBA from the Sloan School of Management of the Massachusetts Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis section (“CD&A”) describes the material elements of our executive compensation program. It also discusses the compensation earned in 2024 by our Principal Executive Officer (“PEO”) and other Named Executive Officers (“NEOs”) listed below as well as the rationale supporting the compensation decisions made by our Compensation and Human Capital Management (“CHCM”) Committee. Our NEOs for 2024 were:

Executive Officer	Title
Robert F. Rivers	Executive Chair and Chair of the Board of Directors, and Principal Executive Officer (“PEO”) of Eastern Bankshares, Inc. and Eastern Bank
Denis K. Sheahan	Chief Executive Officer, Eastern Bankshares, Inc. and Eastern Bank
Quincy L. Miller	President and Chief Operating Officer, Eastern Bankshares, Inc. and Vice Chair, President and Chief Operating Officer, Eastern Bank
R. David Rosato	Chief Financial Officer and Treasurer, Eastern Bankshares, Inc. and Chief Financial Officer, Eastern Bank
Kathleen C. Henry	Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer, Eastern Bank
James B. Fitzgerald	Former Chief Administrative Officer, Chief Financial Officer and Treasurer, Eastern Bankshares, Inc.; Vice Chair, Chief Administrative Officer and Chief Financial Officer, Eastern Bank

Executive Summary

Since 2019, Eastern has executed a long-term strategic plan that has elevated the Company from a $12 billion mutual bank into Greater Boston’s leading local bank. The end of 2024 marked the culmination of an extraordinary five-year journey, over which we achieved the following:

•	Record-setting IPO: Completed the largest mutual-to-stock conversion in U.S. banking history, raising approximately $1.7 billion in our IPO.

•	Asset growth: More than doubled total assets, growing from approximately $11.6 billion to $25.6 billion over five years, attributable to successful acquisitions and organic growth.

•	Successful integrations: Seamlessly integrated the two largest bank mergers in our history—Century Bank (2021) and Cambridge Trust (2024).

•	Strategic divestiture: Sold our subsidiary insurance brokerage, Eastern Insurance Group, LLC in 2023 for $513 million after growing it into one of the largest bank-owned insurance agencies nationwide.

•

Wealth management leader: More than tripled wealth assets under management from $2.6 billion in 2019 to $8.3 billion, establishing Eastern as the largest bank-owned investment advisor in Massachusetts.

Our progress has significantly enhanced profitability and growth, creating a strong foundation for future success.

Metric	12/31/24	12/31/19	Change
Total Assets	$25.6 billion	$11.6 billion	+$14.0 billion
Total Deposits	$21.3 billion	$ 9.6 billion	+$11.7 billion
Total Loans	$18.1 billion	$ 9.0 billion	+$ 9.1 billion
Allowance/Total Loans	1.29%	0.92%
Market Cap	$3.482 billion	NA

Key Accomplishments in 2024. The past year was marked by significant achievements that strengthened our position as a leading financial institution in the Greater Boston region. Key accomplishments included:

Area of Focus	2024 Year Over Year Results
Financial Growth

• Recorded total assets of $25.6 billion as of December 31, 2024, reflecting a $4.4 billion, or 21% increase compared to December 31, 2023.

• Added $4.1 billion in loans, $3.7 billion in deposits, and $5.1 billion in wealth management assets under management.

• Generated $192.6 in Operating Net income*, reflecting an increase of $29.4 million year over year, or 18%, compared to 2023 Operating Net Income of $163.2 million.

• Increased Net Interest Income 10% year-over-year to $607.6 million

• Expanded Net Interest Margin 12 basis points year-over-year to 2.85%

• Improved Operating Efficiency Ratio 200 basis points year-over-year to 60.3%

• Outperformed guidance on Cambridge Trust deal charges, cost savings, and EPS accretion

• Achieved stronger-than-expected capital metrics, including Tangible Book Value and Tangible Common Equity.

Capital Return To Shareholders	• Increased quarterly cash dividend 9% to $0.12 per share. • Announced authorization of share repurchase program mid-year. • Repurchased over 1.7 million shares of common stock totaling $28.4 million.

Merger and Integration Success

• Closed and fully integrated our strategic merger with Cambridge Trust, delivering on financial and operational targets.

• Successfully integrated our banking and wealth systems, supporting our commitment to meeting the merger’s operational and financial targets.

• Expanded the leadership team, leveraging the expertise of accomplished executives to drive profitability, growth, and retention of top talent.

Digital Transformation	• Completed a major upgrade of our online and mobile banking platform, introducing a next-generation digital platform to enhance customer experiences.

Regional Recognition

• Named the number one SBA lender in Massachusetts for the 16th consecutive year.

• Continued to rank in New England’s Top 3 in Overall Customer Satisfaction in J.D. Power’s annual study of retail banks.

• Ranked among the 10 most charitable companies in Massachusetts by the Boston Business Journal for the 13th time.

*	For a complete reconciliation of Operating Net Income for 2024 and 2023, see page 53 in our 10-K filed on February 27, 2025.

Leadership Built for Growth

Expanded Leadership Team. In 2024, we fortified the structure of our senior leadership team to align with the broader scope and growth of the Company as highlighted below:

Executive	Date
Robert F. Rivers	July 13, 2024	• Became the Executive Chair of the Company and Eastern Bank. • Continues to be the Company’s PEO and Chair of the Board of Directors of the Company and Eastern Bank.
Denis K. Sheahan	July 13, 2024

• Joined the Company as Chief Executive Officer of the Company and Eastern Bank.

• Joined the Board of Directors of the Company and Eastern Bank.

• Reports directly to Mr. Rivers and has responsibility for oversight of most of the Bank’s business lines, including commercial banking, private banking and wealth management, and finance.

Quincy Miller	July 13, 2024

• Promoted to President and Chief Operating Officer of the Company and Eastern Bank.

• Reports directly to Mr. Rivers, with additional responsibility for many of the Bank’s support functions including technology, operations and human resources.

R. David Rosato	August 1, 2024	• Joined the Company as Treasurer and Chief Financial Officer of the Company and Chief Financial Officer of Eastern Bank. • Reports directly to Mr. Sheahan.
James B. Fitzgerald	August 1, 2024

• Transitioned from his roles as Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company and as Chief Financial Officer, Chief Administrative Officer and Vice Chair of the Bank.

• Remains in a senior advisory role to Mr. Rivers and other senior executives.

Onboarding New Leadership. To seamlessly onboard Messrs. Sheahan and Rosato to the senior leadership team, the CHCM Committee approved the following new-hire compensation packages:

•

Mr. Sheahan. Mr. Sheahan’s compensation includes an initial annual base salary of $800,000, a Management Incentive Plan (“MIP”) target award opportunity of 90% of his annual base salary, and an Equity Long-Term Incentive Plan (“LTIP”) target award opportunity of 135% of his annual base salary. His 2024 target Equity LTIP award was granted using a mix of 60% Performance Share Units (“PSUs”) and 40% time-based Restricted Stock Units (“RSUs”)—consistent with the design of annual equity grants described below. Mr. Sheahan is eligible to participate in the Company’s employee benefits and retirement programs. He has entered into a double trigger change in control agreement with the Company. As previously disclosed, in March 2025, Mr. Sheahan received a one-time equity award of RSUs with a grant date fair value of $2.3 million that vests pro-rata over a five-year period, subject to continued employment. This one-time award is part of the Cambridge Trust merger agreement—it offsets the loss of Mr. Sheahan’s Cambridge Trust Supplemental Executive Retirement Plan (“SERP”) benefits (following the freezing of his SERP (“Frozen SERP”)) and reflects the importance of his leadership in ensuring a smooth integration, talent and customer retention and continued success post-merger.

•

Mr. Rosato. Mr. Rosato’s compensation includes an initial annual base salary of $550,000, a MIP target award opportunity of 65% of his annual base salary, and an Equity LTIP target award opportunity of 100% of his annual base salary. His 2024 target Equity LTIP award was granted using a mix of 60% PSUs and 40% RSUs—consistent with the design of annual equity grants described below. Mr. Rosato is eligible to participate in the Company’s employee benefits and retirement programs. He has entered into a double trigger change in control agreement with the Company. The CHCM Committee also approved a one-time, new-hire equity grant of RSUs in the amount of $350,000, which vests annually in three equal tranches, subject to continued employment which was provided to offset equity he forfeited to join Eastern. This award will be forfeited if he were to resign from Eastern and would be subject to accelerated vesting if the Company terminates Mr. Rosato’s employment, other than for cause, in the first two years of his employment. He also received a one-time, cash award of $200,000 as part of his new hire package which was provided to offset his forfeited annual incentive award.

2024 Compensation Highlights

Our compensation program includes three main elements: base salary, annual cash incentives (as part of our MIP) and long-term equity compensation (granted pursuant to our Equity LTIP). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual cash incentives reward the achievement of annual goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. After several years of keeping target incentive award opportunities under the LTIP unchanged, and prior to the Cambridge merger, the CHCM Committee adjusted the incentive targets of the NEOs to better align them with the market, as reflected below. In addition, the CHCM Committee approved LTIP target award opportunities to Messrs. Sheahan and Rosato of 135% and 100% of base salary, respectively. Notably, Mr. Rivers’ total compensation has decreased by 38% since 2022, as further detailed in the 2024 Summary Compensation Table, from $6,743,680 in 2022 to $4,186,137 in 2024.

Based on our performance and consistent with the design of our program, the CHCM Committee made the following executive compensation decisions for fiscal year 2024 (see “Our 2024 Executive Compensation Program in Detail” within this CD&A section for more information):

Area of Focus	Results
Base Salary

• For the fourth consecutive year, Mr. Rivers did not receive a base salary increase.

• Mr. Miller received a 10.2% base salary increase in recognition of his promotion to President and Chief Operating Officer.

• Ms. Henry and Mr. Fitzgerald received merit-based increases of 3.6% and 3.4%, respectively, in line with market adjustments for their positions.

MIP (Annual Cash Incentive)

• Award payouts: Based on 2024 Operating Net Income results, Messrs. Rivers, Miller and Fitzgerald received MIP Awards equal to 113% of target. Ms. Henry’s MIP Award was 140% of target, reflecting the Company’s operating income performance as well as her exceptional leadership and critical contributions related to the Cambridge merger.

• Annual target award opportunities: After several years of keeping target incentive award opportunities under the MIP unchanged, and prior to the Cambridge merger, the CHCM Committee adjusted the incentive targets of the following NEOs to better align them with the market:

Executive Officer	2023 MIP Target Award Opportunity (as a % of Salary)	2024 MIP Target Award Opportunity (as a % of Salary)
Robert F. Rivers	90%	100%
Quincy L. Miller	60%	75%
Kathleen C. Henry	45%	60%
James B. Fitzgerald	60%	75%

Equity LTIP (Long-Term Incentives)

• Annual equity grants: To continue to strengthen alignment with shareholders, the CHCM Committee placed a heavier emphasis on performance-based equity for the NEOs. The mix for annual equity awards under the Equity LTIP changed from 50% PSUs and 50% RSUs to 60% PSUs and 40% RSUs. As noted above, equity LTIP targets had not been adjusted for several years, accordingly, the CHCM Committee increased equity LTIP targets in 2024 to align them with market.

• For PSUs granted in 2024, performance is based on the Company’s total shareholder return (“TSR”) relative to the KRX Banks (1) over the three-year performance period (January 1, 2024-December 31, 2026). If the Company’s relative performance is below the threshold achievement level, no PSUs will be earned. Furthermore, if the Company’s absolute TSR is negative over the performance period, any earned payout will be capped at target. RSUs will vest in equal installments over a three-year period tied to the anniversary of the grant date, March 1, 2024.

• PSUs Earned and Vested in 2024: For the January 1, 2022 - December 31, 2024 performance period, the NEOs earned 75% of their target PSUs. No PSUs were earned for relative TSR performance (below the 25th percentile), while 150% of target PSUs were earned for relative EPS growth (76th percentile performance).

(1) “KRX” refers to the KBW Regional Banking Index, an index that is designed to track the performance of regional banks and thrift institutions that are publicly traded in the U.S. “KRX Banks” refers to the companies that comprise the KRX as of the last day of the performance period, excluding companies that have any of the following characteristics: (1) headquartered in Puerto Rico; (2) announced target of a pending acquisition; and/or (3) less than three years of performance history or trading data.

Executive Officer	2023 Equity LTIP Target Award Opportunity (as a % of Salary)	2024 Equity LTIP Target Award Opportunity (as a % of Salary)
Robert F. Rivers	100%	150%
Quincy L. Miller	60%	115%
Kathleen C. Henry	40%	60%
James B. Fitzgerald	60%	100%

Shareholder Advisory Votes on Executive Compensation

At our 2024 annual meeting of shareholders, we received strong support for our NEO compensation program, as 85.5% of the total votes cast on the advisory say-on-pay proposal voted to approve it. The CHCM Committee has considered, and each year will consider, the results of the prior advisory vote as it reviews and determines the total compensation packages for our NEOs. The Company highly values input from its shareholders, and the CHCM Committee incorporates this feedback when making compensation decisions.

Compensation Governance Practices

The Company has in place a number of executive compensation best practices and policies which promote sound compensation governance and are in the best interests of our shareholders:

What We DO		What We Don’t Do
☑	Heavy emphasis on variable compensation and performance-based incentives	☒	No guaranteed incentive payments
☑	Stock ownership guidelines	☒	No uncapped non-sales incentive plans
☑	Double trigger for change in control payments	☒	No significant/excessive perquisites
☑	Clawback policy	☒	No tax gross-ups
☑	Anti-hedging and pledging provisions	☒	No severance benefits exceeding 3x base salary and annual cash bonus
☑	Annual incentive plan risk assessments	☒	No repricing or repurchase of underwater equity awards
☑	Independent compensation consultant	☒	No Dividends on Unvested or Unearned Performance Shares
☑	Annual say-on-pay vote

What Guides Our Program

Philosophy and Objectives of Executive Compensation

Our executive compensation philosophy is to attract, motivate, and retain the executive talent we need to achieve the short-term and long-term goals of the Company while creating long-term shareholder value through the implementation of sound compensation principles and policies. These principles include paying for performance, ensuring equity, fairness and non-discrimination in pay and compensation risk mitigation.

Principal Elements of Compensation

Our executive compensation program includes three main elements: base salary, short-term cash incentives (as part of our MIP), and long-term equity compensation (granted pursuant to our Equity LTIP).

Element	How it is Paid	Key Objectives
Base Salary	Cash (Fixed)	Driven primarily by a NEO’s demonstrated value to the Company and market competitiveness, base salaries are reviewed annually and are set to attract and retain highly skilled, talented executives.
MIP	Cash (Variable)	Incentivizes a NEO to achieve short term (annual) financial and strategic goals, with a pool funded by Company performance on key metrics determining award size, along with individual targets and performance.
Equity LTIP	PSUs RSUs (Variable)	Provides incentives for NEOs to execute on longer-term financial goals that drive shareholder value creation and support the Company’s talent retention objectives.

Pay Mix

The charts below show the target pay mix for our PEO, Mr. Rivers, and our other current NEOs for fiscal year 2024, of which the variable pay portion has increased to continue to strengthen pay for performance. These charts illustrate that a majority of PEO target total direct compensation for 2024 is variable at 71%. The average target total direct compensation for our other current NEOs for 2024 is 64% variable. Variable compensation is represented by both MIP and annual equity grants at target. (These charts do not include any one-time awards or grants.)

The Decision-Making Process

The Role of the Compensation and Human Capital Management Committee. The CHCM Committee is composed entirely of non-employee directors who meet the Nasdaq standards for independence, including the heightened standards applicable to compensation committee members. The CHCM Committee oversees executive compensation of our executive officers, including our NEOs. The CHCM Committee regularly reviews the structure of our executive compensation program to ensure it aligns with Company strategy, philosophy, market practices, risk tolerance and the interests of our shareholders. The CHCM Committee reviews compensation and performance of peer companies (detailed below) as it considers executive compensation. The CHCM Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s Investor Relations website at investor.easternbank.com under “Governance Documents” in the “Corporate Governance” section. The CHCM Committee approves all NEO compensation, other than that of our Executive Chair and CEO, including base salary, annual incentives and long-term incentives. The CHCM Committee also recommends our Executive Chair and CEO’s compensation, which is approved by the independent members of the Board.

The Role of Management. Select senior members of our management team attend regular meetings of the CHCM Committee at which executive compensation, Company performance, peer group, market and competitive compensation levels and compensation policies and practices are discussed, including in executive session without management members present. However, only members of the CHCM Committee vote on decisions about compensation for our NEOs (other than our Executive Chair and CEO), and the independent members of our Board of Directors vote on our Executive Chair and CEO’s compensation. Our Executive Chair and CEO are not involved in decisions or deliberations about their own compensation.

The Role of Our Independent Compensation Consultant. The CHCM Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. As part of its oversight of executive compensation and director compensation, the CHCM Committee seeks input from its independent compensation consultant. In connection with 2024 executive compensation decisions, the CHCM Committee engaged Pearl Meyer to advise the CHCM Committee on the amount and form of executive compensation. The independent compensation consultant reports directly to the CHCM Committee and does not provide any other services to the Company. The CHCM Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC and Nasdaq listing rules. Based on this review and in reliance upon a letter from the firm confirming its independence based on factors set forth in the Nasdaq rules for compensation committee advisors, the CHCM Committee determined that Pearl Meyer is an independent advisor.

The Role of Peer Market Data. We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. The CHCM Committee’s goal is to ensure that we continue to measure our compensation practices against organizations similar to us in size and scope that compete with us for key executives, which are considered important benchmarks in our industry.

The CHCM Committee uses a criteria-based approach in selecting peer companies. The criteria include banks and thrifts on a national exchange, geography (U.S.-based and major metropolitan areas), financial institutions of similar size (assets and revenue ranging from 0.5x to 2.0x the Company’s size), similar loan and business mix, and comparable market capitalization. For purposes of setting 2024 compensation levels, our compensation peer group included the following 21 companies, all of which were publicly traded commercial banks at the time of their selection to our peer group:

2024 Compensation Peer Group
Ameris Bancorp	Fulton Financial Corporation	Simmons First National Corporation
Atlantic Union Bankshares Corporation	Glacier Bancorp, Inc.	SouthState Corporation
Bank OZK	Independent Bank Corp.	TrustMark Corporation
BankUnited, Inc.	Independent Bank Group, Inc.	United Bankshares, Inc.
Cathay General Bancorp	Pacific Premier Bancorp, Inc,	United Community Banks, Inc.
First Financial Bancorp	PacWest Bancorp, Inc.	Washington Federal, Inc.
F.N.B. Corporation	Pinnacle Financial Partners, Inc.	WSFS Financial Corporation

In addition to peer group data, the CHCM Committee also considers other factors when setting NEO compensation, including the skill sets and responsibilities of the NEOs, their individual performances, Company performance, retention risk, their tenure with the Company and non-Company experience, and succession planning.

2024 Compensation Decisions

Based on the Company’s performance for 2024 and consistent with the design of our compensation program and practices described above, the CHCM Committee (or the Board, with respect to Messrs. Rivers and Sheahan) made the following executive compensation decisions for fiscal year 2024.

Base Salary

Base salaries are set at a level to maintain market competitiveness in attracting and retaining highly skilled, talented executives. Base salaries of NEOs are reviewed annually by the CHCM Committee (or by the independent members of the Board of Directors, as to the Executive Chair and CEO) and any increases are driven primarily by a NEO’s demonstrated value to the organization and tenure in the position, as well as internal equity and market competitiveness considerations. Salaries are not increased annually as a matter of course. For example, Mr. Rivers’ salary has not increased for the fourth consecutive year, as the Company has increasingly focused on performance and equity-based compensation.

For 2024, the CHCM Committee approved the following base salary increases:

Named Executive Officer	Fiscal Year 2023 Salary	Fiscal Year 2024 Salary	Percentage Increase
Robert F. Rivers	$995,000	$995,000	0.0%
Denis K. Sheahan (1)	N/A	$800,000	N/A
Quincy L. Miller (2)	$590,000	$650,000	10.2%
David Rosato (1)	N/A	$550,000	N/A
Kathleen C. Henry	$463,500	$480,000	3.6%
James B. Fitzgerald	$590,000	$610,000	3.4%
(1)	Mr. Sheahan and Mr. Rosato were not NEOs in 2023.
(2)

Mr. Miller’s base salary rate was increased from $590,000 to $610,000 (3.4%) in early 2024, consistent with the Company’s merit increase budget. He received an additional increase to $650,000 (6.6%) effective July 13, 2024, to recognize his promotion to President and Chief Operating Officer.

Management Incentive Plan (“MIP”)

The MIP provides for the payment of annual cash incentive awards to the Company’s PEO, its other NEOs, members of its management committee, and select management employees (“Participants”). The CHCM Committee believes the MIP further aligns its executive officers’ incentives with shareholder value creation. Each year, a Participant is assigned a target award opportunity as a percentage of base salary, based in part on job responsibilities and market data. Actual award payouts are determined by measurement against one or more corporate performance measures and individual performance, as appropriate, and may range between 0% and 150% of target. Company performance measures are approved by the CHCM Committee, and performance goals with respect to such performance measures are established by the Board of Directors. Individual performance is determined by the CHCM Committee for NEOs and by the Board of Directors for the Executive Chair and CEO.

MIP Target Award Opportunities. The annual target award opportunities for the NEOs in 2024 are set forth below.

Named Executive Officer	Fiscal Year 2024 Salary	MIP Target Award Opportunity (as a % of Salary) (1)	MIP Target Award Opportunity ($)
Robert F. Rivers	$995,000	100%	$995,000
Denis K. Sheahan (2)	$800,000	90%	$720,000
Quincy L. Miller (3)	$650,000	75%	$487,500
David Rosato (2)	$550,000	65%	$357,500
Kathleen C. Henry	$480,000	60%	$288,000
James B. Fitzgerald	$610,000	75%	$457,000
(1)	For purposes of MIP calculations, “Base Salary” generally refers to a NEO’s year-end base salary rate.
(2)	Any earned MIP awards for 2024 performance will be prorated based on Messrs. Sheahan’s and Rosato’s dates of hire.
(3)	Mr. Miller’s 2024 MIP award will be prorated based on his salary rates prior to and following his July promotion.

MIP Funding Pool. All awards are paid from a funding pool. The target funding pool (“Target Funding Pool”) is an amount equal to the sum of all Participants’ target awards for the year. After the end of the year, the CHCM Committee determines performance against the applicable company performance measures including whether minimum performance thresholds have been met. The funding pool from which awards under the MIP (“MIP Awards”) are actually paid (“Actual Funding Pool”) is an amount that is based on the Target Funding Pool but is adjusted to reflect the Company’s performance against the company performance measures for such year.

Individual MIP Awards are paid out of the Actual Funding Pool. The MIP Awards for the Company’s NEOs (other than the Executive Chair and CEO) are approved by the CHCM Committee, with input from the Executive Chair and CEO. MIP Awards for the Executive Chair and CEO are approved by the independent members of the Board of Directors. The CHCM Committee and the independent members of the Board, as appropriate, have discretion to modify the individual MIP payouts to executives based on their individual performance.

2024 Company Performance Measure and Results. For 2024, the CHCM Committee approved Operating Net Income as the sole company performance measure under the MIP. The CHCM Committee chose Operating Net Income because it believes that it provides a useful metric for measuring and understanding the Company’s core earnings performance. Considering the pending acquisition at the time 2024 performance goals were established, the CHCM Committee determined that Operating Net Income (rather than GAAP Net Income, the measure used in prior years), which removes the impact of non-core items, provided a clearer and more transparent view of management’s execution against core earnings objectives established at the beginning of the year and improved year-over-year comparability. Excluding these non-core items facilitates greater visibility for investors into our core business as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

The CHCM Committee established the 2024 Operating Net Income target at $180.5 million, representing a 6% increase over 2023 Operating Net Income results of $163.2 million, reinforcing our commitment to accountability and disciplined growth. Linear interpolation is used for performance between threshold and maximum. Performance below threshold results in no award payouts under the MIP.

The following table shows the financial performance requirements established by the CHCM Committee to fund the MIP pool at threshold (50% of Target Funding Pool), target (100%), and maximum (150%), along with actual results for 2024:

	Performance Range
	Threshold	Target	Maximum	Actual Results
Operating Net Income*	$144.4 M	$180.5 M	$225.6 M	$192.6 M
Funding as a % of Target	50%	100%	150%	113%
*	For a complete reconciliation of Operating Net Income for 2024 and 2023, see page 53 in our 10-K filed on February 27, 2025.

As described above in the “Business Overview” section of this CD&A, 2024 Operating Net Income results were $192.6 million, resulting in an Actual Funding Pool of 113% of target. This represents a year-over-year increase of $29.4 million, or 18%, compared to 2023 Operating Net Income of $163.2 million, reflecting strong performance and growth in our core operations.

2024 MIP Award Payouts. The table below summarizes the 2024 MIP awards earned by each of the NEOs. As reflected below, the majority of NEOs received awards based on the Actual Funding Pool of 113% of target.

Named Executive Officer	MIP Award Earned in 2024 ($) (1)	MIP Award as % of Target Award
Robert F. Rivers	$1,124,350	113%
Denis K. Sheahan (2)	$406,800	113%
Quincy L. Miller (3)	$531,494	113%
David Rosato (2)	$167,771	113%
Kathleen C. Henry	$403,200	140%
James B. Fitzgerald	$516,975	113%

(1)	For purposes of MIP calculations, “Base Salary” refers to a NEO’s year-end base salary rate.

(2)	Earned MIP awards were prorated based on Messrs. Sheahan’s and Rosato’s dates of hire.

(3)

Mr. Miller’s MIP award was prorated using his salary of $610,000 for the period of January 1 through July 12, 2024, and his salary of $650,000 effective July 13, 2024 due to his promotion to President & COO on July 13, 2024.

(4)

The CHCM Committee increased the MIP award to Ms. Henry from 113% to 140% of target to recognize her individual performance, including her exceptional leadership and critical contributions related to the Cambridge merger, as permitted by the MIP.

Long-Term Equity Compensation (“Equity LTIP”)

Equity LTIP awards for 2024 were structured to reflect the CHCM Committee’s commitment to putting forth a long-term incentive program that incentivizes executives to execute on longer-term financial goals that drive shareholder value creation and supports the Company’s leadership retention objectives. Equity LTIP awards are delivered using a mix of performance-based and time-based equity vehicles. Following vesting, shares are delivered net of any shares withheld to meet the recipient’s tax obligations. The 2024 awards were structured with an increased emphasis on performance shares, as follows:

Equity Vehicle	Weight (at Target)	Design At-A-Glance
Performance Shares Units (PSUs)	60%

• Rewards achievement of financial goals measured over a three-year performance period (January 1, 2024 - December 31, 2026) and puts appropriate focus on long-term alignment and pay relative both to market peers and shareholder returns.

• Performance is measured based on the Company’s total shareholder return (“TSR”) relative to the KRX Banks* over the performance period.

• The number of earned PSUs can range between 25% (threshold) and 150% (maximum) of the target award. If the Company’s performance is below the threshold achievement level, no PSUs will be earned

• If the Company’s absolute TSR is negative over the performance period, any earned payout will be capped at target regardless of relative performance rating.

		Performance Level (Relative Ranking)		PSUs Earned at the End of the Performance Period (% of Target)
		Less than 25th Percentile	Below Threshold	—%
		25th Percentile	Threshold	25%
		50th Percentile	Target	100%
		75th Percentile or Higher	Maximum	150%
		Note: Payouts are linearly interpolated for performance between threshold and maximum.
Restricted Stock Units (RSUs)	40%	RSUs will vest in equal installments over a three-year period tied to the anniversary of the grant date, March 1, 2024.

The table below shows the target Equity LTIP award values granted in fiscal year 2024 for each of the NEOs:

Named Executive Officer	Fiscal Year 2024 Salary	Target Award Opportunity (as a % of Salary	PSUs (at Target)	RSUs	LTI Target Award Opportunity ($)(1)
Robert F. Rivers	$995,000	150%	$895,000	$597,000	$1,492,000
Denis K. Sheahan	$800,000	135%	$648,000	$432,000	$1,080,000
Quincy L. Miller	$650,000	115%	$448,500	$299,000	$747,500
David Rosato (2)	$550,000	100%	$330,000	$220,000	$550,000
Kathleen C. Henry (3)	$480,000	60%	$172,800	$115,200	$288,000
James B. Fitzgerald (3)	$610,000	100%	$366,000	$244,000	$610,000
(1)

Actual award amounts for PSUs (at target) and RSUs for Messrs. Rivers, Miller, Fitzgerald and Ms. Henry were determined based on the closing price of Company common stock on the grant date of March 1, 2024, which was $12.81 per unit. Actual award amounts for PSUs (at target) and RSUs for Messrs. Sheahan and Rosato were determined based on the closing price of Company common stock on the grant date of September 3, 2024, which was $16.73 per unit. The stock award values shown in the Summary Compensation table vary slightly from the above due to, as shown in the Summary Compensation Table, (i) actual units granted were in whole units only and (ii) award amounts for PSUs related to TSR performance were determined using the Monte Carlo valuation model, except for certain off-cycle, one-time PSU awards granted in September 2024 to each of Messrs. Sheahan (in connection with the closing of the Cambridge merger) and Rosato (in connection with the commencement of Mr. Rosato’s employment). The valuation of these one-time PSU grants was determined at the time of grant by management, consistent with the requirements of ASC 718, based upon the Company’s experience generally valuing similar equity awards but without the Company relying on a separate Monte Carlo valuation.

(2)	This table does not include Mr. Rosato’s one-time award of restricted stock in the amount of $350,000, which is described on page 28 of this Proxy Statement.

(3)

This table does not include the equity portion of the one-time EIG award granted to Ms. Henry and Mr. Fitzgerald in recognition of the extraordinary financial result obtained, and efforts expended, in connection with the Eastern Insurance sale. This award, which was described in the 2024 Proxy Statement, is also described on page 36 of this Proxy Statement.

PSUs Earned and Vested in 2024 (January 1, 2022 - December 31, 2024)

In March 2022, the CHCM Committee and Board approved a one-time equity award for the Company’s executive officers at the time, including Messrs. Rivers, Fitzgerald and Miller, and Ms. Henry. These awards were classified as “one-time” because, unlike regular, annual Equity LTIP awards, they addressed two specific items: (1) the absence of grants in 2020 and 2021 in anticipation of the Company’s 2020 IPO; and (2) recognizing the executives’ critical contributions to the IPO’s success.

These one-time equity awards included target PSUs, which would be earned and vested based on two measures at the end of the three-year performance period (2022-2024): (1) the Company’s TSR performance relative to that of KRX Banks; and (2) the growth of the Company’s EPS compared to that of the KRX Banks over the performance period. Depending on the Company’s performance relative to these measures, the earned PSUs could range from 25% (threshold) to 150% (maximum) of the target award. If performance fell below the threshold level, no PSUs would be earned. Note: Payouts are linearly interpolated for performance between threshold and maximum.

Performance Achievement Level Opportunity for Performance Period 2022-2024

	Performance Weight	Threshold Performance (Payout at 25% of Target)	Target Performance (Payout at 100% of Target)	Maximum Performance (Payout at 150% of Target)
Relative TSR	50%	25th percentile	50th percentile	75th percentile or higher
Relative EPS Growth	50%	25th percentile	50th percentile	75th percentile or higher

•

Relative TSR Performance Results. At the end of the performance period, the Company’s TSR percentile rank was below the 25th percentile. As a result, no PSUs were earned by the NEOs for the relative TSR measure for the 2022-2024 performance period.

•

Relative EPS Growth Results. At the end of the performance period, the Company’s EPS Growth percentile rank was greater than the 75th percentile at 76 percentile. As a result, the NEOs earned 150% of their target PSUs based on relative EPS.

•

Realized Value. The actual shares that vested for the 2022 performance share awards were 75% of target, reflecting the CHCM Committee’s intent to design the LTIP to pay for performance, in alignment with shareholder value creation.

Based on overall results, PSUs for the 2022-2024 performance period were earned at 75% of target as follows:

	2022 Target PSUs Granted	2022 PSUs Earned & Vested
Robert F. Rivers	106,736	80,052
Quincy L. Miller	71,156	53,367
Kathleen C. Henry	47,438	35,579
James B. Fitzgerald	71,156	53,367

Eastern Insurance Sale Transaction Awards for Certain NEOs

As disclosed in our 2024 Proxy Statement, the completion of the Eastern Insurance sale to Gallagher for $515 million and an after-tax gain of $294.5 million was a major factor in the Company’s notable success in 2023. For more than two decades, Eastern Insurance grew into one of the premier bank-owned insurance brokerage firms in the country, making it a highly-valuable enterprise. The success and valuation premium of the sale gave the Company the ability to place a stronger focus on its core long-term goals for the banking business and redeploy capital for in-market strategic growth opportunities, including the announced merger with Cambridge Bancorp.

This milestone accomplishment required significant, additional efforts by two executive team members: Mr. James Fitzgerald and Ms. Kathleen Henry, who led all aspects of the sale, ensuring maximum value was delivered to Company Shareholders while retaining the Eastern Insurance team through the close of the sale in Q4 2023. The work supporting the successful transaction was in addition to the more usual work each Executive undertook in 2023, and in addition to their key roles in driving the merger with Cambridge Trust, which was announced with the Eastern Insurance sale.

In recognition of the extraordinary financial result obtained, and efforts expended, in connection with the sale of Eastern Insurance, and in light of the fact that the sale was not factored into any element of our 2023 executive compensation program, in March of 2024, the CHCM Committee approved one-time, transaction awards of $500,000 each to Mr. Fitzgerald and Ms. Henry. Mr. Fitzgerald’s and Ms. Henry’s awards were delivered in 50% cash and 50% equity. The equity portion of the award was delivered using a mix of 60% PSUs and 40% RSUs, which places a heavier emphasis on performance-based equity and is consistent with the structure of our regular, annual LTI grants for 2024. The PSUs will be measured over a three-year performance period (January 1, 2024 - December 31, 2026) based on the Company’s total shareholder return (“TSR”) relative to that of the KRX Banks over the performance period. The number of earned PSUs can range between 25% (threshold) and 150% (maximum) of the target award ($150,000). If the Company’s performance is below the threshold achievement level, no PSUs will be earned. If the Company’s absolute TSR is negative over the performance period, any earned payout will be capped at target regardless of relative performance rating. The RSUs will vest in equal installments over a three-year period tied to the anniversary of the grant date, March 1, 2024. These transaction awards were unique to the sale of Eastern Insurance in 2023 and do not represent the regular pay program of the Company.

(Note: Pursuant to proxy statement disclosure rules, the cash portion of this award was initially disclosed in the Bonus Column of the Summary Compensation Table in the 2024 Proxy Statement. The equity portion of this award is being disclosed in the Stock Awards Column of the Summary Compensation Table in this Proxy Statement.)

Other Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines

The Company’s Board of Directors believes that the Company’s most senior executives (including its NEOs) should hold meaningful equity ownership positions in the Company, in part to align the NEOs’ interests with those of the Company’s shareholders. Under the management stock ownership guidelines, each NEO is required to hold shares of the Company’s stock as set forth below:

Title	Multiple of Annual Base Salary
Executive Chair & Chief Executive Officer	Five (5) Times
President and the Chief Financial Officer	Three (3) Times
All Other Executive Officers	Two (2) Times

To attain this ownership threshold, each NEO will have the longer of five (5) years from (i) the date of implementation of the stock ownership guidelines (September 2021), or (ii) the date that a NEO becomes a member of the Company’s management committee. There shall be a one-year holding period for 50% of a NEO’s vested shares (except in order to satisfy tax withholding obligations or to satisfy payment of an option exercise price) until the NEO has met, and continues to meet, his or her applicable minimum holding requirement.

Holdings that satisfy a NEO’s stock ownership requirement include all outstanding shares held, shares held through a 401(k), savings and profit-sharing plans, and all unvested time-based RSUs awarded to a NEO. Unvested awards of PSUs, stock options, warrants or other rights not listed above exercisable for or convertible into shares of common stock do not count towards satisfying the ownership requirement unless and until shares under such awards are issued to a NEO.

Compliance with stock ownership guidelines is evaluated annually. A NEO is not required to purchase additional shares to satisfy the applicable ownership requirement in the event of a decline in the Company’s stock price, but the NEO is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved, except as otherwise determined by the CHCM Committee. All NEOs employed as of December 31, 2024, were on track to meet the stock ownership guidelines.

Clawback Policy

The Company has a formal Clawback Policy that adheres to the listing standards of the Nasdaq and the rules of the SEC (the “Clawback Policy”). This policy empowers the CHCM Committee to recoup cash and equity incentive-based compensation received by executive officers and other covered employees in the event the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws. Under the Clawback Policy, the CHCM Committee will require recoupment from an executive officer if it determines that incentive-based compensation received by the executive officer exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

Anti-Hedging and Anti-Pledging Policy

The Company has an Insider Trading Policy that, among other things, prohibits all our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to shares of the

Company’s stock. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments) and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that have or are designed to have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition, Section 16 officers and directors are generally prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

Double Trigger Change in Control Agreements

The Company has entered into change in control agreements (“CiC Agreements”) with the NEOs and its most senior executive officers. With certain exceptions noted below, the CiC Agreements are substantially similar to each other, and provide that if, during a potential change in control period or within 18 months after the consummation of a change in control, the executive’s employment is involuntarily terminated for reasons other than for “cause,” disability or death, or the executive voluntary resigns for “good reason,” the executive would be entitled to a lump sum severance payment equal to a multiple of (a) his or her base salary, plus (b) the greater of the executive’s annual bonus for the year in which the termination occurred and the average of the executive’s bonuses for the three years immediately preceding the year in which the termination occurred. For Messrs. Rivers, Sheahan and Miller, the applicable multiplier is 300%; for each of the other executives who are current officers of the Company (Mr. Rosato and Ms. Henry), the multiplier is 200%. As noted above, any payment required under the CiC Agreements will be reduced to the extent necessary to avoid penalties under (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”), but only if such reduction would result in a higher after-tax amount to the executive. In exchange for the lump sum severance payments and other benefits, the CiC Agreements provide for certain post-employment obligations with respect to the executive’s ability to compete with the Company and solicit our employees or customers.

In addition, if the NEO was participating in the Company’s group health and dental plans immediately prior to the their termination and elects COBRA health continuation, then the Company shall pay to the NEO a monthly cash payment for 18 months or the NEO’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to the NEO if the NEO had remained employed by the Company. The Company will use commercially reasonable efforts to provide for such payments in a manner that allows the NEO to exclude such payments from income, unless the NEO’s COBRA health continuation period ends prior to the end of the eighteen-month payment period or the Company reasonably determines such payment to be discriminatory under Section 105(h) of the Code.

No Tax Gross Ups

Our CHCM Committee has determined that no tax gross-ups for purposes of excess parachute payments under Section 280G shall be provided to our executives as part of our executive compensation program. The dollar amount of the severance payment due under our CiC Agreements (as defined and further described below) will not be reduced in order to avoid an excess parachute payment under Section 280G, except in circumstances in which the application of the excise tax under Section 4999 of the Code (“Section 4999”) on the full amount of severance and other compensation deemed to be an excess parachute payment under Section 280G would leave the executive with a lower net after-tax amount than having the severance and other compensation reduced to the extent necessary so the excise tax would not apply. In circumstances in which the amount of severance and other compensation deemed to be a parachute payment under Section 280G is not reduced, the executive would owe the excise tax under Section 4999 and would not be entitled to a gross-up or reimbursement of that excise tax payment under his or her CiC Agreement.

Severance Agreements

The provision of reasonable severance benefits can be important in recruiting and retaining key executives. Thus, the Company has in place separate agreements with three NEOs, Messrs. Rivers, Sheahan and Miller, governing certain terms of their employment with and separation from the Company in circumstances not involving a change in control of Eastern. Under the terms of those agreements, in the event an executive is terminated for cause, the executive will receive all earned but unpaid salary, all accrued but unused vacation pay, vested and accrued bonuses or other incentive compensation, and reimbursements for any reasonable, necessary and properly documented expenses. In the event of termination without cause, in addition to the payments outlined above, the Company will pay to the executive within 60 days of his termination a lump sum payment equal to 200% of his annual base compensation plus a prorated share of the annual incentive payment to which the executive would have been eligible under the MIP (described above) during the calendar year in which the termination date falls. If Messrs. Rivers or Sheahan elects COBRA coverage, each will also receive 24 months of continued participation in Eastern group health and dental insurance plans, with Eastern Bank paying or reimbursing Messrs. Rivers and Sheahan for the cost of such premiums, and Mr. Miller will receive a lump sum payment equivalent to 24x the amount of Eastern’s standard monthly contributions to Mr. Miller’s Eastern Bank group health and dental insurance premiums. The agreements provide for certain restrictive covenant obligations, which include each of Messrs. Rivers, Sheahan and Miller agreeing not to solicit customers and employees of Eastern Bank during their employment with Eastern Bank and continuing for a period ending 24 months following their termination of employment. In addition, Mr. Miller’s agreement also specifies that while he is employed, he will receive an annual base salary of not less than $450,000 (subject to adjustment), discretionary incentive and/or bonus compensation, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans, an automobile allowance of $700 each month, and reimbursement of country club membership fees, if sought. Mr. Rivers’ agreement does not address compensation or benefits during employment.

Mr. Sheahan’s separation agreement also provides for separation benefits in the event of termination on or before the first anniversary of the Cambridge Change in Control, or prior to July 13, 2025, to include (a) Mr. Sheahan’s termination without Cause or (b) Mr. Sheahan’s termination of his employment for Good Reason. Upon such event, Mr. Sheahan would be entitled an enhanced severance payment equal to 300% of his average highest three years of annual base compensation plus and cash bonus at Cambridge Trust; and if Mr. Sheahan elects COBRA coverage, continued participation in Eastern’s group health and dental plans for twenty-four months with Eastern paying the monthly premiums.

Risk Assessments of Incentive Compensation Plans

The Company conducts a continuous review of compensation programs from design to actual results. This helps ensure that employees are not driven to take excessive risk that could have a significant negative impact on the Company’s annual results or future safety and soundness. The Company’s compensation philosophy is “risk-reflective,” meaning the pay structure and programs are created to appropriately reward the returns from acceptable risk-taking through optimal pay mix, performance metrics, calibration and timing. Employees eligible for incentives or commissions for new business are not permitted to make credit, investment, or consumer pricing decisions independently. The Company has no “highly-leveraged” incentive plans. Plan sponsors, who are those executives in charge of business lines in which incentive plans exist, are not eligible for awards under the plans they sponsor. All incentive and commission plans are tied to performance metrics related to revenue and/or profitability and all incentive plans have a trigger, where payments are not made if certain profitability hurdles are not met by the Company. Finally, all incentive plans undergo an annual incentive plan risk assessment led by leaders from the Internal Audit, Enterprise Risk Management, Legal and Human Resources Departments, with the results reported to the CHCM Committee.

Policy for Granting Certain Option Awards

Although the Company has not historically issued option awards to employees as part of its equity compensation program, the Company maintains an Employee Equity Award Grant Policy (the “Equity Policy”) that sets forth guidelines for the timing of any option grants that could be made by the Compensation Committee in the future in order to effectively incentivize future employees. The Equity Policy provides that the Company will not grant stock options in anticipation of the release of material non-public information that is likely to result in changes to the price of Eastern’s common stock, including (i) during “blackout” periods or outside of a prescribed trading window established in connection with the public release of the Company’s earnings information under the Company’s Insider Trading Policy, or (ii) at any time during the four business day-period prior to, or one business day following, the filing of the Company’s periodic reports or the filing or furnishing of a Form 8-K that discloses material non-public information.

Other Programs

Benefit Plans

401(k) Plan. Our 401(k) Plan allows executives and other plan participants to make elective deferrals of their compensation to the 401(k) Plan up to limits of the Internal Revenue Service (“IRS“), and in 2024 the Company made a safe harbor contribution to eligible participants’ accounts equal to maximum of 3% of the participant’s eligible plan compensation earned during the plan year subject to IRS limits.

Employee Stock Ownership Plan. Eastern Bank has an ESOP, an employee stock ownership plan, for eligible employees. Management believes the ESOP aligns the interests of all eligible employees – not just senior executives – with shareholders to create better alignment with total shareholder value.

At the time of the IPO, the ESOP trustee purchased 14,940,652 shares of the Company’s common stock funded with a loan from the Company (“ESOP Loan”). The ESOP Loan is repaid principally through Eastern Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the term of the loan. The ESOP’s independent trustee holds the shares purchased by the ESOP in an unallocated suspense account, and releases shares on a pro rata basis as the loan is repaid. Released shares are allocated among participants on the basis of each participant’s proportional share of eligible compensation relative to the compensation of all participants. A participant cliff-vests in their benefits after three years of vesting service with Eastern Bank or a participating subsidiary. Credited service includes both calendar years of service from January 1, 2020 (the initial effective date of the ESOP) and years of vesting service that a participant has earned under the Bank’s defined benefit pension plan prior to the adoption of the ESOP. A participant also will become fully vested in their benefit upon normal retirement, early retirement, death or disability, a change in control, or termination of the ESOP. A vested participant is entitled to receive a distribution from the ESOP upon separation from service or, if earlier, plan termination. The ESOP permits a participant to direct the trustee as to how to vote the shares of common stock allocated to their account. The ESOP trustee votes unallocated shares and allocated shares for which participants do not provide voting instructions on a matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

In October 2024 a portion of the ESOP Loan was repaid, and in February 2025, the ESOP trustee allocated shares to eligible participants for 2024. The Company makes allocations annually to eligible participants in accordance with the terms of the ESOP.

Defined Benefit Pension Plan. Eastern Bank provides pension benefits (the “Pension Plan”) to its employees, including our NEOs, through membership in the Savings Bank Employees’ Retirement Association. The

Company’s Pension Plan is a noncontributory, defined benefit plan. Our annual contribution to the Pension Plan is based upon standards established by the Pension Protection Act. The contribution is based on an actuarial method intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future. Cambridge Trust also had a Defined Benefit Pension Plan which has been frozen to new participants as of December 31, 2011 with benefit accruals frozen as of December 31, 2017. The Cambridge Trust Pension Plan was merged into the Eastern Pension Plan at the end of 2024.

Frozen Supplemental Executive Retirement Plan. Eastern had historically offered a defined contribution supplemental executive retirement plan (“SERP”), in which Messrs. Rivers, Miller, and Fitzgerald participated. Benefit accruals were frozen for then-active participants as to compensation received for work performed after 2021, and the SERP was closed to new participants. Under the SERP, each participating executive is entitled to receive a benefit following his or her separation from service. Mr. Sheahan participates in the Cambridge SERP under which benefit accruals were frozen as of December 31, 2024.

Benefit Equalization Plan. The Company maintains a non-qualified benefit equalization plan (“BEP”) to provide a pension supplement to restore pension benefits for employees whose compensation exceeds the annual statutory compensation maximum that can be considered under the defined benefit plan, and/or exceeds the annual permitted pension benefit amount under the Code. The benefit formula is the same as provided in the Pension Plan, with an offset for benefits provided by that plan. Benefits generally are paid in a lump sum in the year following retirement or death.

Non-qualified Deferred Compensation Plans. The Company maintains a non-qualified deferred compensation plan that allows directors and selected executives to defer compensation. In addition, Eastern continues to administer a legacy Cambridge non-qualified deferred compensation plan.

Executive Perquisites. Executive perquisites are not a core component of our executive compensation program. We do offer, however, our NEOs allowances for automobiles and parking. Our NEOs are entitled to reimbursement for costs associated with membership in a country club, but all of our NEOs declined to accept these club fees in 2024.

COMPENSATION AND HUMAN CAPITAL MANAGEMENT REPORT

The Compensation and Human Capital Management Committee of our Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation and Human Capital Management Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation and Human Capital Management Committee of the Board of Directors,

Joseph T. Chung (Chair)

Diane S. Hessan

Deborah L. Jackson

Peter K. Markell

Cathleen A. Schmidt

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement describes our executive compensation program and the compensation decisions that the Compensation and Human Capital Management Committee and Board of Directors made in 2024 with respect to the compensation of our NEOs. The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation is designed to closely align the interests of our NEOs with those of our shareholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement and to review the 2024 Summary Compensation Table and related compensation tables and discussion, which provide detailed information on the Company’s executive compensation policies and practices. The Company is committed to ensuring it receives timely feedback from shareholders on their alignment with the Company’s executive compensation practices.

Recommendation

Our Board of Directors recommends a vote FOR Proposal 2.

EXECUTIVE COMPENSATION

2024 Summary Compensation Table

The table below sets forth the total compensation paid to, or earned by, our NEOs for the years ended December 31, 2024, 2023 and 2022 in accordance with applicable SEC rules.

Summary Compensation Table (“SCT”)
Name and Principal Position	Fiscal Year (1)	Salary (2)	Bonus (3)	Non-Equity Incentive Plan Compensation (4)(5)	Stock Awards (6)	Change In Pension Value and Non- qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Robert F. Rivers	2024	$995,000	$—	$1,124,350	$1,353,380	$640,281	$73,126	$4,186,137
Executive Chair and Chair of the Board of Directors	2023	$995,000	$—	$2,434,326	$820,870	$617,294	$47,607	$4,915,097
	2022	$995,000	$—	$976,100	$4,503,726	$13,486	$255,368	$6,743,680
Denis K. Sheahan Chief Executive Officer	2024	$338,462	$—	$406,800	$530,309	$18,099	$15,597	$1,309,267
Quincy L. Miller	2024	$628,462	$—	$531,494	$615,241	$201,482	$57,453	$2,034,132
President and Chief Operating Officer	2023	$590,000	$—	$866,942	$292,046	$196,629	$41,241	$1,986,858
	2022	$587,500	$—	$385,900	$3,002,449	$20,111	$114,166	$4,110,126
David Rosato Chief Financial Officer	2024	$205,192	$200,000	$167,771	$783,416	$—	$4,120	$1,360,499
Kathleen C. Henry	2024	$477,250	$—	$403,200	$478,846	$260,720	$51,234	$1,671,250
General Counsel and Corporate Secretary	2023	$463,500	$250,000	$400,928	$152,935	$156,625	$38,861	$1,462,849
	2022	$461,250	$—	$227,300	$2,001,646	$84,812	$35,975	$2,810,983
James B. Fitzgerald	2024	$606,667	$—	$516,975	$761,685	$558,249	$68,440	$2,512,016
Former Chief Administrative Officer, Chief Financial Officer and Treasurer	2023	$590,000	$250,000	$866,942	$292,046	$455,570	$52,575	$2,507,133
	2022	$587,500	$—	$385,900	$3,002,449	$2,406	$125,410	$4,103,665
(1)

Neither Messrs. Sheahan nor Rosato were NEOs prior to 2024. Their respective compensation is therefore only disclosed for the year ended December 31, 2024, representative of their time employed during 2024.

(2)

Represents base salary earned in 2024, 2023 and 2022, as applicable. For Messrs. Miller and Fitzgerald and Ms. Henry, 2024 and 2022 salary changes were effective March 1st of each year. No salary changes were implemented in 2023 for our NEOs.

(3)

Represents a one-time cash award for Mr. Rosato as part of his new hire package to offset his forfeited annual incentive award. For Mr. Fitzgerald and Ms. Henry, represents a 2023 one-time Eastern Insurance transaction cash awards to recognize their roles in the successful sale of Eastern Insurance Group to Gallagher.

(4)	Represents cash awards earned under the Company’s MIP during 2024, 2023 and 2022, and amounts payable under legacy LTIP cash awards that matured on December 31, 2023.
•

MIP Awards: For Messrs. Rivers, Sheahan, Miller, Rosato and Fitzgerald and Ms. Henry, amounts earned under the MIP in 2024 were $1,124,350, $406,800, $531,494, $167,771, $516,975 and $403,200 respectively. For Messrs. Rivers, Miller, Fitzgerald and Ms. Henry, amounts earned under the MIP in 2023 were $895,500, $354,000, $354,000 and $208,575, respectively. For Messrs. Rivers, Miller and Fitzgerald and Ms. Henry, amounts earned under the MIP in 2022 were $976,100, $385,900, $385,900 and $227,300 respectively.

•

Legacy LTIP Awards: The final legacy LTIP award was granted in 2019 and matured on December 31, 2023. For Messrs. Rivers, Miller and Fitzgerald and Ms. Henry, the amounts payable under legacy LTIP awards that were granted in 2019 and matured on December 31, 2023 were $1,524,000, $508,000, $508,000 and $190,500 respectively. LTIP cash awards that were granted in 2018 and matured on December 31, 2022, were valued at $0, and thus no amounts are included in 2022 for the 2018 LTIP cash awards.

(5)

The amounts payable under the legacy LTIP awards that matured in 2023 include interest paid thereon from December 31 of the year in which they matured through the dates of payment in March 2024. For awards that matured in 2023, the interest amounts were $14,826 for Mr. Rivers, $4,942 for Messrs. Miller and Fitzgerald and $1,853 for Ms. Henry.

(6)

Represents the aggregate grant date fair value of RSUs and PSUs granted in 2024, 2023 and 2022, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which for RSUs was equal to the closing price of a share of Company common stock on the date of grant of $12.81 on March 1, 2024, $15.63 on March 1, 2023 and $21.08 on March 1, 2022, multiplied by the number of RSUs in the grant; for the PSUs based on EPS as the performance measure, was equal to the closing price of a share of Company common stock on the grant date ($21.08 on March 1, 2022), multiplied by the number of PSUs at target award levels; and for the PSUs based on TSR as the performance measure: (i) PSU awards granted in March 2024 were valued based on the probable outcome of applicable performance conditions using a Monte Carlo simulation model, which priced our common stock on the grant date ($10.82 on March 1, 2024, $10.16 on March 1, 2023 and $21.15 on March 1, 2022), multiplied by the number of PSUs at target award levels, and (ii) “off-cycle” PSU awards granted in September 2024 to Messrs. Sheahan (in connection with the closing of the Cambridge merger) and Rosato (in connection with the commencement of his employment) were valued based on the initial Monte Carlo valuation of PSUs granted in March 2024, which priced our common stock on the grant date ($10.82 on September 3, 2024), multiplied by the number of PSUs at target award levels. If it is assumed that that the maximum level of performance under the PSUs was achieved, the grant date fair value of the 2024 PSU portion of the grant for PSUs issued in March 2024 and September 2024 would have been $1,343,244 for Mr. Rivers; $610,633 for Mr. Miller, $475,264 for Ms. Henry and $755,976 for Mr. Fitzgerald; and the grant date fair value of the 2024 PSU portion of the grant for PSUs issued in September 2024 would have been $971,980 for Mr. Sheahan and $494,999 for Mr. Rosato.

(7)

Represents the change in the value of the Pension Plan and Benefit Equalization Plan (“BEP”) for all our NEOs, for the period of January 1 to December 31 of each applicable reporting year. Mr. Rosato becomes eligible for these Plans in 2025.

(8)	All Other Compensation in the table above includes the amounts for 2024, 2023 and 2022, as applicable, set forth in the following table.

All Other Compensation
Named Executive Officer	Fiscal Year	Perquisites (a)	401(k) Plan Defined Contribution Plan (b)	Employer SERP Contributions (c)	Dividends Paid on Vested Equity Awards	Employer Allocations to ESOP (d)	Total (e)
Robert F. Rivers	2024	$18,321	$10,350	$—	$25,156	$19,299	$73,126
	2023	$15,711	$9,900	$—	$8,539	$13,457	$47,607
	2022	$16,109	$9,150	$215,000	$—	$15,109	$255,368
Denis K. Sheahan	2024	$5,443	$10,154	$—	$—	$0	$15,597
Quincy L. Miller	2024	$12,749	$10,350	$—	$15,055	$19,299	$57,453
	2023	$12,192	$9,900	$—	$5,692	$13,457	$41,241
	2022	$12,307	$9,150	$77,600	$—	$15,109	$114,166
David Rosato	2024	$4,120	$—	$—	$—	$0	$4,120
Kathleen C. Henry	2024	$11,830	$10,350	$—	$9,756	$19,299	$51,235
	2023	$11,710	$9,900	$—	$3,795	$13,457	$38,862
	2022	$11,716	$9,150	$—	$—	$15,109	$35,975
James B. Fitzgerald	2024	$23,736	$10,350	$—	$15,055	$19,299	$68,440
	2023	$23,526	$9,900	$—	$5,692	$13,457	$52,575
	2022	$23,551	$9,150	$77,600	$—	$15,109	$125,410
(a)	Amount includes automobile, parking and gas allowances and taxable imputed incomes.
(b)	Represents employer contributions under our 401(k) Plan made on behalf of the NEO.
(c)

Represents deemed employer SERP contributions made during 2022 as applicable. The SERP was frozen at the end of 2021; employer SERP contributions were made in 2022 related to compensation earned in 2021.

(d)

Represents the value of an allocation of shares of Company common stock pursuant to the terms of the Company’s ESOP in connection with the NEO’s service in fiscal year 2024, 2023 and 2022, as applicable. The value is calculated based on the closing price of Company stock on the last day of trading of the year. For 2024, the amount represents an allocation of 1,118 shares multiplied by $17.25; for 2023, the amount represents an allocation of 947 shares multiplied by $14.20 and for 2022, the amount represents an allocation of 875 shares multiplied by $17.25. For each NEO, as applicable, the share allocation for 2024 includes 85 additional shares acquired through dividend reinvestment, for 2023 includes 57 additional shares acquired through dividend reinvestment and for 2022, the share allocation includes 19 additional shares acquired through dividend reinvestment.

(e)

Our NEOs’ total compensation in the Summary Compensation Table does not include earnings on the now frozen SERP, in which Messrs. Rivers, Miller and Fitzgerald participate, because our NEOs do not receive any preferential or above-market investment earnings under such plans. Under the terms of the SERP, the value of the benefit provided increases or decreases based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.

Grant of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs in 2024.

				Estimated future payments under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
Named Executive Officer	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards
Robert F. Rivers	RSU	3/1/2024	2/29/2024	—	—	—	—	—	—	46,604	$596,997
	PSU - TSR	3/1/2024	2/29/2024	—	—	—	17,477	69,906	104,859	—	$756,383
	STI	-	-	$497,500	$995,000	$1,492,500	—	—	—	—	$—
Denis K. Sheahan	RSU	9/3/2024	7/12/2024	—	—	—	—	—	—	25,821	$431,985
	PSU - TSR	9/3/2024	7/12/2024	—	—	—	9,683	38,732	58,098	—	$419,080
	STI	-	-	$360,000	$720,000	$1,080,000	—	—	—	—	$—
Quincy L. Miller	RSU	3/1/2024	2/12/2024	—	—	—	—	—	—	21,186	$271,393
	PSU - TSR	3/1/2024	2/12/2024	—	—	—	7,945	31,779	47,669	—	$343,849
	STI	-	-	$243,750	$487,500	$731,250	—	—	—	—	$—
David Rosato	RSU	9/3/2024	8/1/2024	—	—	—	—	—	—	34,070	$569,991
	PSU - TSR	9/3/2024	8/1/2024	—	—	—	4,931	19,725	29,588	—	$213,425
	STI	-	-	$178,750	$357,500	$536,250	—	—	—	—	$—
Kathleen C. Henry	RSU	3/1/2024	2/12/2024	—	—	—	—	—	—	16,489	$211,224
	PSU - TSR	3/1/2024	2/12/2024	—	—	—	6,184	24,734	37,101	—	$267,622
	STI	-	-	$144,000	$288,000	$432,000	—	—	—	—	$—
James B. Fitzgerald	RSU	3/1/2024	2/12/2024	—	—	—	—	—	—	26,229	$335,993
	PSU - TSR	3/1/2024	2/12/2024	—	—	—	9,836	39,343	59,015	—	$425,691
	STI	-	-	$228,750	$457,500	$686,250	—	—	—	—	$—
(1)	Represents 2024 threshold, target and maximum award opportunities under the Company’s MIP. Threshold award is 50% of target and the maximum award under the Plan is 150% of target payment opportunity.
(2)

Represents PSUs that will, for each grant of PSUs based on the TSR performance measure, vest in one installment on or around March 1, 2027, subject to continued service and the satisfaction of applicable performance conditions. The number of PSUs to be earned is dependent on the Company’s growth of its TSR performance, relative to that of the banks in the KBW Nasdaq Regional Banking Index (the “KRX Banks”), over the three-year performance period from January 1, 2024 through December 31, 2026. No PSUs will vest for performance below threshold levels.

(3)	Represents RSUs that vest in three equal installments on the anniversaries of the grant date (March 1, 2024), subject to continued service.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table provides information regarding PSUs and RSUs, as applicable, held by our NEOs on December 31, 2024.

Named Executive Officer	Type and Grant Year of Equity Incentive Plan Award (1)	Equity Incentive Plan awards: Number of underlying shares that have not yet vested	Equity Incentive Plan awards: Market Value of underlying shares that have not yet vested (2)
Robert F. Rivers	RSU - 2022	64,042	$1,104,725
	PSU - EPS 2022	13,342	$230,150
	PSU - TSR 2022	13,342	$230,150
	RSU - 2023	21,220	$366,045
	PSU - TSR 2023	7,957	$137,263
	RSU - 2024	46,604	$803,919
	PSU - TSR 2024	17,477	$301,470
Denis K. Sheahan (3)	RSU - 2023	23,031	$397,285
	RSU - 2024	68,042	$1,173,725
	PSU - TSR 2024	9,683	$167,032
Quincy L. Miller	RSU - 2022	42,695	$736,489
	PSU - EPS 2022	8,895	$153,430
	PSU - TSR 2022	8,895	$153,430
	RSU - 2023	7,550	$130,238
	PSU - TSR 2023	2,831	$48,835
	RSU - 2024	21,186	$365,459
	PSU - TSR 2024	7,945	$137,047
David Rosato	RSU - 2024	34,070	$587,708
	PSU - TSR 2024	4,931	$85,064
Kathleen C. Henry	RSU - 2022	28,464	$491,004
	PSU - EPS 2022	5,930	$102,288
	PSU - TSR 2022	5,930	$102,288
	RSU - 2023	3,954	$68,207
	PSU - TSR 2023	1,483	$25,573
	RSU - 2024	16,489	$284,435
	PSU - TSR 2024	6,184	$106,665
James B. Fitzgerald	RSU - 2022	42,695	$736,489
	PSU - EPS 2022	8,895	$153,430
	PSU - TSR 2022	8,895	$153,430
	RSU - 2023	7,550	$130,238
	PSU - TSR 2023	2,831	$48,835
	RSU - 2024	26,229	$452,450
	PSU - TSR 2024	9,836	$169,667

(1)

Each RSU award granted in 2022 will vest in five equal installments on the anniversaries of the grant date (March 1, 2022), subject to continued employment. RSU awards granted in 2023 and 2024 will vest in three equal installments on the anniversaries of the grant date (March 1, 2023 and March 1, 2024 respectively), subject to continued employment. PSUs granted in 2022 based on EPS and TSR performance, vested in one installment on March 3, 2025. PSUs granted in 2023 and 2024 based on TSR performance will vest in one installment on or around March 1, 2026 and March 1, 2027, respectively, subject to continued employment and the satisfaction of applicable performance conditions. The number of PSUs earned is dependent on the Company’s growth of its EPS and/or TSR performance, as applicable, each relative to those of the KRX Banks, over the three-year performance period. PSU amounts for both EPS and TSR performance measure awards reflect threshold performance levels.

(2)

The market value of RSUs is based on the closing price of $17.25 of Company common stock on December 31, 2024, multiplied by the number of underlying granted but unvested units. PSU EPS and PSU TSR performance measure awards are reflected at threshold performance at the closing price of $17.25 of Company stock on December 31, 2024.

(3)	Mr. Sheahan’s outstanding equity is inclusive of awards issued by Cambridge Trust that were converted to Eastern Bank equity awards at the time of the merger in 2024.

Option Exercises and Stock Vested

The following table provides information regarding PSUs and RSUs, as applicable, that vested during the year ended December 31, 2024. None of our NEOs owned or exercised options in 2024.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Robert F. Rivers	31,956	$409,356
Denis K. Sheahan (3)	0	$—
Quincy L. Miller	18,005	$230,644
David Rosato	0	$—
Kathleen C. Henry	11,463	$146,841
James B. Fitzgerald	18,005	$230,644

(1)

The Number of Shares Acquired on Vesting represents the shares underlying RSUs granted on March 1, 2022 and March 1, 2023 that vested on March 1, 2024. The total represents the number of shares underlying RSUs that vested, prior to shares withheld for taxes.

(2)	Value Realized on Vesting represents the number of shares underlying the RSUs that vested on March 1, 2024 multiplied by the closing price ($12.81) of Company stock on March 1, 2024.
(3)

Mr. Sheahan elected to defer all of his unvested equity awards while an employee of Cambridge Trust. Eastern assumed administrative responsibilities for the outstanding Cambridge Trust equity awards and converted them to EBC stock. On December 31, 2024, Mr. Sheahan vested in 33,721 EBC RSUs. The vested shares reside in Mr. Sheahan’s deferred compensation plan account and are not under his ownership until the distribution election period has been met.

Nonqualified Deferred Compensation

The Company’s nonqualified deferred contribution plans allow certain highly compensated or management employees to defer portions of their current compensation, as specified in the applicable plan documents. These plans include the SERP and the 409A Plan (as described below). Distributions of account balances under such plans may be made only in accordance with the applicable plan documents. None of these plans provide our NEOs with any preferential or above-market earnings on their account balances. Rather, the value of the benefit provided by a plan increases or decreases based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.

Eastern’s Frozen Supplemental Executive Retirement Plan. Messrs. Rivers, Miller, and Fitzgerald each received employer SERP contributions in 2022 for compensation earned in 2021. The SERP was frozen effective as of December 31, 2021. Although participants’ accounts will continue to be administered in accordance with the SERP document until their respective separations from service, the Company ceased accruing for benefits for SERP participants on earnings received after December 31, 2021 (other than with respect to the compensation earned in 2021). Pursuant to the terms of the frozen SERP, prior to 2022 an executive’s account was credited monthly with an amount equal to 20% of their salary and credited annually with an amount equal to 20% of their short-term incentives. Under the terms of the SERP, each executive participating in the SERP becomes entitled to receive a benefit following his separation from service with the Company. The SERP benefit vests over a 10-year period and account balances are payable as a lump sum or in annual installments, as determined in accordance with the terms of the plan. Each of Messrs. Rivers and Fitzgerald are fully vested due to being retirement eligible under the terms of the SERP, and Mr. Miller is 90% vested.

Cambridge Trust Frozen Supplemental Executive Retirement Plan. The Cambridge SERP was frozen effective as of December 31, 2024. Although Mr. Sheahan’s account will continue to be administered in accordance with the SERP document until his separation from service, the Company ceased accruing for benefits for his SERP on earnings received after December 31, 2024. Pursuant to the terms of the frozen SERP, prior to 2025 Mr. Sheahan’s account was credited with an amount equal to 2% of his final average compensation for every year of service not to exceed 60%, reduced social security and certain pension benefits. Under the terms of the SERP, Mr. Sheahan becomes entitled to receive a benefit following his separation from service on or after normal retirement age as defined in the Plan, distributed in monthly installments for the greater of his lifetime or 20 years.

409A Deferred Compensation Plans. The Company’s 409A Plan allows directors and selected executives to defer compensation under non-qualified deferred compensation plans. Under the 409A Plan, participants could defer up to 75% of base salary and up to 100% of any incentive compensation. The balances under these plans reflect compensation deferred in prior years and are payable as a lump sum or in annual installments, as determined in accordance with the terms of the applicable plan.

The Cambridge Trust Company Deferred Compensation Plan allowed both compensation and equity deferrals. Mr. Sheahan elected to defer equity awards granted in 2021, 2022 and 2023 and which vest in 2024, 2025 and 2026.

The table below sets forth the amounts of the contributions, earnings and value of the Company’s nonqualified deferred compensation plans in which our NEOs participated during the year ended December 31, 2024.

Nonqualified Deferred Compensation
Named Executive Officer	Executive contributions	Employer contributions	Aggregate earnings (2)	Aggregate withdrawals/ distributions	Aggregate balance (3)
Robert F. Rivers	$—	$—	$2,062,378	$—	$11,736,350
Denis K. Sheahan (1)	$581,687	$—	$25,476	$—	$1,136,883
Quincy L. Miller	$—	$—	$377,423	$—	$2,147,764
David Rosato	$—	$—	$—	$—	$—
Kathleen C. Henry	$—	$—	$—	$—	$—
James B. Fitzgerald	$—	$—	$1,276,656	$—	$4,903,230
(1)

Mr. Sheahan’s contribution represents 33,721 shares of RSUs that vested on December 31, 2024 and were subject to deferral as previously noted in footnote #3 of the Stock Options and Awards Vested table. The aggregate balance is comprised of the December 31, 2024 RSU deferral and Mr. Sheahan’s deferred compensation plan balance that Eastern assumed administration of at the time of the Cambridge Trust merger.

(2)

Represents the change in value for employee and Company contributions to the SERP and 409A Plan. As described above, neither of these plans provides for any preferential or above-market earnings on a participant’s account balances.

(3)	Amount shown is the sum of the value of a NEO’s account balance in the SERP and 409A Plan as of December 31, 2024, as applicable.

Pension Benefits

Defined Benefit Pension Plan. The Company provides pension benefits to its employees, including our NEOs, through membership in the Pension Plan. The Pension Plan is a noncontributory, defined benefit plan, and our annual contribution to this plan is based upon standards established by the Pension Protection Act. The Pension Plan is a cash balance format with compensation based on a participant’s earnings reported on IRS Form W-2 for the applicable year. Participants vest in their account balances after three years of eligible service and the plan provides for payment in a lump sum or, if eligible, a life annuity at retirement. All of our NEOs eligible to participate in the Pension Plan are fully vested in their account balances under the Pension Plan.

Benefit Equalization Plan. The Company maintains the BEP, a non-qualified benefit equalization plan to provide a pension supplement to restore pension benefits for employees who were historically ineligible to participate in the SERP and whose compensation exceeds the annual statutory compensation maximum that can be considered under the Pension Plan, and/or exceeds the annual permitted pension benefit amount under the Internal Revenue Code. The benefit formula for the BEP is the same as provided in the Pension Plan, with an offset for benefits provided by the Pension Plan. Benefits are paid in a lump sum in the year following retirement or death. Active participants in the SERP did not receive BEP benefits; Messrs. Rivers, Miller and Fitzgerald first became eligible for the BEP in 2022.

The amounts reported in the table below equal the present value of the accumulated pension benefits at the end of fiscal year 2024 for each of our NEOs. The Pension Plan is referred to as the “Defined Benefit Plan” in this table.

Pension Benefits
Named Executive Officer (1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit as of 12/31/2024	Payments during Last Fiscal Year
Robert F. Rivers	Total		$2,076,454	$—
	Defined Benefit Plan	18.9	$955,085	$—
	BEP		$1,121,369	$—
Denis K. Sheahan (2)	Total		$18,099	$—
	Defined Benefit Plan	9.8	$18,099	$—
Quincy L. Miller	Total		$628,150	$—
	Defined Benefit Plan	8.8	$345,295	$—
	BEP		$282,855	$—
Kathleen C. Henry	Total		$914,747	$—
	Defined Benefit Plan	8.3	$416,026	$—
	BEP		$498,721	$—
James B. Fitzgerald	Total		$1,576,905	$—
	Defined Benefit Plan	12.7	$876,892	$—
	BEP		$700,013	$—

(1)	Mr. Rosato is not eligible to participate in the Defined Benefit Pension Plan or Benefit Equalization Plan until 2025 under plan eligibility requirements regarding time in service.
(2)	Mr. Sheahan was eligible for the Defined Benefit Plan Pension in 2024 due to plan eligibility rules which count Mr. Sheahan’s employment with Cambridge Trust.

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2024

Executive Severance Agreements

As described above under “Severance Agreements” within the CD&A section of this Proxy Statement, each of Messrs. Rivers and Miller has entered into an executive severance agreement, which provide for certain benefits in the event that either is terminated without cause. Under each of these agreements, “cause” is defined as:

•	any act of gross misconduct or gross negligence which results in material harm to the Company, whether monetarily or otherwise;
•	any act of dishonesty, disloyalty or fraud which results in material harm to the Company, whether monetarily or otherwise;
•	a conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude; or
•	a failure to perform a substantial portion of the duties of his position adequately for a period of more than 30 days after written notice from the Company describing such failure.

Under their respective executive severance agreements, each of Messrs. Rivers and Miller, if terminated without cause, will be entitled to the respective lump sum payment described above in the CD&A section of this Proxy Statement, provided that each signs a release of claims against the Company, and which release becomes effective. Neither agreement provide for additional payments in the event of death or disability, other than what each is entitled to under other existing benefit plans, although each is entitled to the benefits described above if terminated for cause.

Mr. Sheahan’s separation agreement also provides for separation benefits in the event of termination on or before the first anniversary of the Cambridge merger, or prior to July 13, 2025, to include (a) Mr. Sheahan’s termination without Cause (as herein defined) or (b) Mr. Sheahan’s termination of his employment for Good Reason (as therein defined). Upon such event, Mr. Sheahan would be entitled an enhanced severance payment equal to 300% of his annual base compensation plus a prorated share of the annual incentive payment to which he would have been eligible under the MIP.

Double-Trigger Change in Control Agreements

As described further above under “Double-Trigger Change in Control Agreements” within the CD&A section of this Proxy Statement, each of our NEOs who is a current officer has entered into a double-trigger CiC Agreement. These agreements entitle the NEO to a lump sum payment described above in the event that their employment is terminated while a change in control event (as described below) has occurred or is pending, or within 18 months following a change in control event, and the reason for termination is for a reason other than the NEO’s death, disability or cause (as each of the latter terms are defined in the CiC Agreement), or is due to the NEO’s own resignation for good reason (as defined below).

The CiC Agreement utilizes the following definitions:

A “change of control” is defined as the consummation of any of the following events:

•

merger, consolidation or other business combination of the Company or Eastern Bank, after which either (A) our incumbent board of directors constitute less than two-thirds of the surviving board of directors (“Surviving Board”), or (B) less than 60% of the combined voting power of shares entitled to vote in an election of the Surviving Board is owned by persons who were shareholders of the Company prior to the merger, consolidation or other business combination;

•	the acquisition by any person of 25% or more of our outstanding common stock or voting securities (unless such acquisition is by an entity under our common control);
•

during any consecutive two-year period, the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•	the sale or other disposition of all or substantially all of our assets to any person, group or entity; and
•	any other transaction that our board of directors deems to be a “change in control”.

The term “cause” is defined as:

•	a material act of willful misconduct in connection with the performance of his/her duties, including, without limitation, misappropriation of the Company’s funds or property;
•	the conviction for, or plea of nolo contendere by the NEO to, any felony or a misdemeanor involving deceit, dishonesty, or fraud;
•

the commission of any misconduct, whether or not related to the Company or its affiliates, that has caused, or would reasonably be expected to cause, material detriment or damage to the Company’s or its affiliates’ reputation, business operation or relation with its employees, customers, vendors, suppliers or regulators;

•

continued, willful and deliberate non-performance by duties (other than by reason of the NEO’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice providing the details of such non-performance;

•

willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the deliberate destruction of or deliberate failure to preserve documents or other materials relevant to such investigation, or the willful inducement of others to fail to cooperate or to fail to produce documents or other materials; or

•

removal or prohibition from participating in the conduct of the Company’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Company.

The term “good reason” is defined as:

•	a material diminution of the NEO’s responsibilities, authorities or control from those exercised by the NEO immediately prior to the change in control event;
•	any material reduction in the NEO’s annual compensation or benefits (other than across-the-board reductions affecting all of the Company’s executive officers);
•	the relocation of the offices at which the NEO is employed to a location more than 25 miles from such office, or the requirement to be based at a location more than 25 miles from such office; or
•	any material breach of the CiC Agreement by the Company.

Under the CiC Agreements, each of our NEOs will be entitled to the lump sum payment described above in “Double-Trigger Change in Control Agreements” within the CD&A section of this Proxy Statement in the event of a double-trigger change in control event, provided that each signs a separation agreement and release with the Company, which then becomes irrevocable. The CiC Agreement does not provide for additional payments in the event of death or disability, other than what a NEO is entitled to under other existing benefit plans. As described above under “No Tax Gross Ups,” the dollar amount of any severance payment due under the CiC Agreements will be reduced in certain circumstances in order to avoid an excess parachute payment under Section 280G.

Set forth below in the table entitled “Potential Payments Upon Termination or Change in Control” is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under applicable benefit plans as of December 31, 2024, if a termination of employment and/or a change-in-control had occurred on such date. None of our NEOs were entitled to receive payments if they were terminated for cause as of such date.

Potential Payments upon Termination or Change-in-Control
Named Executive Officer	Without Cause/For Good Reason (1)	Death/Disability (2)	Retirement (3)	Change in Control (Double Trigger) (4)
Robert F. Rivers
Salary	$1,990,000	$—	$—	$2,985,000
MIP	$995,000	$995,000	$995,000	$982,200
RSU	$—	$2,274,689	$—	$2,274,689
PSU - EPS	$—	$—	$—	$920,598
PSU - TSR	$—	$—	$—	$2,675,527
Medical	$51,510	$—	$—	$38,633
Denis K. Sheahan
Salary	$2,400,000	$—	$—	$2,400,000
MIP	$720,000	$720,000	$720,000	$720,000
RSU	$—	$1,571,009	$—	$1,571,009
PSU - EPS	$—	$—	$—	$—
PSU - TSR	$—	$—	$—	$668,127
Medical	$—	$—	$—	$29,987
Quincy L. Miller
Salary	$1,300,000	$—	$—	$1,950,000
MIP	$487,500	$487,500	$487,500	$487,500
RSU	$—	$1,232,185	$—	$1,232,185
PSU - EPS	$—	$—	$—	$613,721
PSU - TSR	$—	$—	$—	$1,357,247
Medical	$—	$—	$—	$—
David Rosato
Salary	$—	$—	$—	$1,100,000
MIP	$—	$357,500	$357,500	$357,500
RSU	$—	$587,708	$—	$587,708
PSU - EPS	$—	$—	$—	$—
PSU - TSR	$—	$—	$—	$340,256
Medical	$—	$—	$—	$20,325
Kathleen C. Henry
Salary	$—	$—	$—	$960,000
MIP	$—	$288,000	$288,000	$288,000
RSU	$—	$843,464	$—	$843,646
PSU - EPS	$—	$—	$—	$409,153
PSU - TSR	$—	$—	$—	$938,108
Medical	$—	$—	$—	$1,274
(1)

Represents amounts payable under the Executive Severance Agreements for Messrs. Rivers, Sheahan and Miller. Salary amounts represent 200% of Messrs. Rivers, Miller’s and Sheahan’s base salary rate as of December 31, 2024. In the event that Mr. Sheahan separates prior to July 13, 2025 and such separation is for the reasons which qualify for an enhanced benefit, he would receive 300% of his base salary rate. The MIP amounts represent a NEO’s target payout under the MIP for 2024. For Mr. Rivers, medical represents the Company’s cost to provide medical and dental coverage for 24 months. Mr. Miller is not enrolled in the Company’s medical or dental coverage and therefore is not entitled to severance amounts related to medical or dental under the terms of his executive severance agreements. No amount is included for equity compensation, as our equity award agreements generally provide for forfeiture upon termination or resignation except as otherwise set forth in this table, subject to certain Board and CHCM Committee discretionary authority.

(2)

MIP amounts represent an NEO’s target payout under the MIP for 2024, and RSU amounts represent the closing price of Company common stock ($17.25) on December 31, 2024, multiplied by the number of units that would vest as accelerated upon the occurrence of the qualifying event. PSUs would not be eligible for vesting until a determination is made at the end of a three-year performance period as to whether the applicable performance conditions are met and are shown at target for purposes of this table. A valuation of the PSUs at threshold performance levels for each NEO as of December 31, 2024, is provided in the “Outstanding Equity Awards at 2024 Fiscal Year End” table.

(3)	Amounts represent an NEO’s target payout under the MIP for 2024.
(4)

All NEOs who are current officers are covered by CiC Agreements. For Messrs. Rivers, Sheahan and Miller, salary amounts are 300% of the base salary rate at December 31, 2024, and for Mr. Rosato and Ms. Henry, salary amounts are 200% of the base salary rate at December 31, 2024. The MIP amount is equal to the 2024 MIP target amount, which is greater than the average of the preceding three (3) years bonus payments. Medical payment amounts for Messrs. Rivers, Sheahan and Rosato represent the cost of providing 18 months of medical and dental coverage. Mr. Miller is not enrolled in the Company’s medical or dental coverage and therefore not entitled to severance amounts related to these items. Ms. Henry is enrolled in the dental coverage only and the amount shown represents the cost of providing 18 months of dental coverage. RSU and PSU amounts represent the closing price of Company common stock ($17.25) on December 31, 2024, multiplied by the number of units that would accelerate upon the occurrence of a qualifying termination following a change in control.

In addition to the amounts set forth in the table above, each of our NEOs would also receive the vested value of their accounts in the plans included in the Nonqualified Deferred Compensation and Pension Benefits tables above, which may include the SERP, the 409A Plan, the Pension Plan and the BEP.

PEO Pay Ratio

The following information is provided in accordance with Item 402(u) of Regulation S-K of the Securities Act of 1933, as amended. The pay ratio is an estimate of our median employee’s total compensation to that of our Executive Chair, Mr. Rivers, who is our Principal Executive Officer, for 2024, as disclosed in the Summary Compensation Table.

To determine our median employee for 2024, we used our employee population as of October 1, 2024, excluding the Executive Chair. The date of October 1st was selected to represent our employee population for 2024, which is inclusive of our colleagues that joined through the Cambridge merger in July 2024. As of October 1, 2024, Eastern’s employee population, consisting of all full-time, part-time and seasonal employees, was 1,992 individuals. The median of all base salaries (excluding the CEO) was reviewed to determine our median base salary as the consistently applied compensation measure.

With the median employee identified, this individual’s 2024 total compensation was determined following the same measures used to determine Mr. Rivers’ total compensation in the Summary Compensation Table. These factors include base salary, incentive(s), change in pension value and all other compensation.

•	2024 total annual compensation for the median employee was $101,826
•	2024 total annual compensation for Mr. Rivers, the PEO, was $4,186,137
•	The result is a median employee to PEO pay ratio of 1: 41.1

SEC guidelines for determining the median employee provide discretion to companies in adopting a variety of compensation measure(s) to apply to the analysis. We believe the pay ratio reported above is a reasonable estimate based on our records, but it may not be readily comparable to other companies due to factors such as location, compensation practices, exclusions, estimates or assumptions that other companies may apply.

Pay Versus Performance
In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete description of how executive compensation relates to Company performance and how the CHCM Committee makes its decisions.

					Value of Initial Fixed $100 Investment Based on:
Year #	SCT Total for PEO	“Compensation Actually Paid” to PEO (1)	Average SCT Total for Non-PEO NEOs (2)	Average “Compensation Actually Paid” to Non-PEO NEOs (1) (2)	Company TSR (3)	Peer Group TSR (4)	GAAP Net Income (thousands $) (5)
2024	$4,186,136	$5,028,364	$1,777,413	$2,057,039	$156.33	$193.32	$119,561
2023	$4,915,097	$3,898,615	$1,999,339	$1,648,743	$124.94	$170.78	$232,177
2022	$6,743,680	$5,859,893	$3,437,369	$2,918,229	$147.04	$171.46	$199,759
2021	$4,208,543	$4,189,967	$2,380,559	$2,321,245	$168.53	$184.23	$154,665
2020	$3,673,300	$3,411,841	$2,008,597	$1,908,292	$134.24	$134.82	$22,738
(1)	Compensation Actually Paid to the Principal Executive Officer (“PEO”) and Non-PEO NEOs reflects the totals from our Summary Compensation Table with the following adjustments:
•	For each of the Pension Plan and BEP, the change in the actuarial present value was replaced with each plan’s service cost.
•	For equity incentive awards, the grant date fair values computed in accordance with FASB ASC Topic 718 were replaced with year-end fair values as of December 31 as follows:
2024 Awards
•
RSUs were valued based on the closing price of a share of Company common stock on December 31, 2024 ($17.25) instead of the March 1, 2024 grant date value ($12.81), multiplied by the number of RSUs outstanding.

•
PSUs based on TSR performance were valued based on the probable outcome of performance conditions using a Monte Carlo simulation model, which priced Company common stock at $17.26 per share as of December 31, 2024 (instead of the actual December 31, 2024 closing price of a share of Company common stock at $17.25), multiplied by the number of PSUs outstanding at target award levels.

•
PSUs based on TSR performance that were issued in September 2024 to each of Messrs. Sheahan and Rosato were valued based on the Company’s experience generally valuing similar equity awards but without the Company relying on a separate Monte Carlo valuation, multiplied by the number of PSUs outstanding at target award levels.

2023 Awards
•
RSUs were valued based on the closing price of a share of Company common stock on December 31, 2023 ($14.20) instead of the March 1, 2023 grant date value ($15.63), multiplied by the number of RSUs outstanding.

•
PSUs based on TSR performance were valued based on the probable outcome of performance conditions using a Monte Carlo simulation model, which priced Company common stock at $7.97 per share as of December 31, 2023 (instead of the actual December 31, 2023 closing price of a share of Company common stock at $14.20), multiplied by the number of PSUs outstanding at target award levels.

2022 Awards
•
RSUs were valued based on the closing price of a share of Company common stock on December 31, 2022 ($17.25) instead of the March 1, 2022 grant date value ($21.08), multiplied by the number of RSUs outstanding.

•
PSUs based on EPS performance were valued based on the closing price of a share of Company common stock on December 31, 2022 ($17.25), instead of on the March 1, 2022 grant date value ($21.08), multiplied by the number of PSUs outstanding at target award levels.

•
PSUs based on TSR performance were valued based on the probable outcome of performance conditions using a Monte Carlo simulation model, which priced Company common stock at $12.26 per share as of December 31,

2022 (instead of the actual December 31, 2022 closing price of a share of Company common stock at $17.25), multiplied by the number of PSUs outstanding at target award levels.
•	No equity awards were granted to our PEO or Non-PEO NEOs prior to 2022, and no equity awards were forfeited or both granted and vested in 2022. Thus, no adjustments were made for these items.
•
Reconciliation for the variance between Summary Compensation Table data for the PEO and
Non-PEO
NEOs is included below this section in the ‘Adjustments from Summary Compensation Table’ for both the PEO and the
Non-PEO
NEOs respectively.

(2)	Our Non-PEO NEOs included for each year are as follows:
•	For 2024, our “Non-PEO NEOs” include our current NEOs, Messrs. Sheahan, Q. Miller, Rosato and Fitzgerald, and Ms. Henry.
•	For 2023, our “Non-PEO NEOs” included NEOs, Messrs. Q. Miller, Fitzgerald, Westermann and Lodge, our former President and CEO of Eastern Insurance Group LLC, and Ms. Henry.
•	For 2022, our “Non-PEO NEOs” included NEOs, Messrs. Q. Miller, Fitzgerald and Westermann, and Ms. Henry.
•
For 2021, our
“Non-PEO
NEOs” included Messrs. Q. Miller and Fitzgerald, as well as Jan A. Miller, our former Vice Chair and Chief Commercial Banking Officer, and John F. Koegel, the former President and CEO of Eastern Insurance Group LLC.

•	For 2020, our “Non-PEO NEOs” were Messrs. Q. Miller and Fitzgerald.
(3)
Company TSR reflects the value of a $100 investment made on October 15, 2020, the date the Company became a publicly listed company, through and including the end of the fiscal year for which our cumulative total shareholder return is provided.

(4)
Peer Group TSR reflects the value of a $100 investment in the KRX beginning on October 15, 2020, through and including the end of the fiscal year for which our cumulative total shareholder return is provided.

(5)
Under SEC rules, companies are required to provide data with respect to a “Company Selected Measure” which represents the most important financial measure that links CAP to company performance, and which is not otherwise required to be disclosed in this table. However, we do not have another financial measure that materially links CAP to company performance and, as such, we have omitted this column.

Adjustments from Summary Compensation Table for PEO

	2024	2023	2022	2021	2020
Deduction for change in actuarial present values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the Summary Compensation Table	$(640,281)	$(617,294)	$(13,486)	$(86,687)	$(200,363)
Increase for service cost of Pension Plan and BEP	$539,868	$181,935	$217,339	$68,111	$53,504
Deduction for prior service cost of Pension Plan and BEP	$—	$—	$—	$—	$(114,601)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(1,353,380)	$(820,870)	$(4,503,726)	$—	$—
Increase based on fair value of awards granted during year that remain unvested as of year-end, determined as of year-end	$2,010,497	$705,649	$3,416,086	$—	$—
Deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$395,050	$(400,794)	$—	$—	$—
Deduction for change in fair value from prior year-end to vesting date of awards granted prior year to date vested during year	$(109,527)	$(65,108)	$—	$—	$—
Total Adjustments	$842,227	$(1,016,482)	$(883,787)	$(18,576)	$(261,460)

Adjustment from Summary Compensation Table for Non-PEO NEOs
	2024	2023	2022	2021	2020
Deduction for change in actuarial present values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the Summary Compensation Table	$(207,710)	$(202,042)	$(26,832)	$(86,477)	$(109,111)
Increase for service cost of Pension Plan and BEP	$120,688	$89,731	$111,932	$27,163	$30,488
Deduction for prior service cost of Pension Plan and BEP	$—	$—	$—	$—	$(21,682)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(633,879)	$(201,781)	$(2,502,048)	$—	$—
Increase based on fair value of awards granted during year that remain unvested as of year-end, determined as of year-end	$959,781	$173,458	$1,897,809	$—	$—
Deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$77,092	$(178,134)	$—	$—	$—
Deduction for change in fair value from prior year-end to vesting date of awards granted prior year to date vested during year	$(36,346)	$(31,829)	$—	$—	$—
Total Adjustments	$279,626	$(350,597)	$(519,139)	$(59,314)	$(100,305)
Most Important Performance Measures
In our assessment, the most important performance measures used to link Compensation Actually Paid to Company performance are listed in the table below, not ranked in order of importance.

Net Income
Total Shareholder Return
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 401(v) of Regulation
S-K,
the Company is providing the following graphical descriptions of the relationships between information presented in the Pay versus Perfor
m
ance table.

Compensation Actually Paid vs. Net Income

$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
CAP
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
Net Income
2020
2021
2022
2023
2024
PEO Compensation Actually Paid
Avg. Non-PEO NEOs Compensation Actually Paid
Net Income

Compensation Actually Paid vs. Total Shareholder Return

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement describes our executive compensation program and the compensation decisions that the Compensation and Human Capital Management Committee and Board of Directors made in 2024 with respect to the compensation of our NEOs. The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation is designed to closely align the interests of our NEOs with those of our shareholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement and to review the 2024 Summary Compensation Table and related compensation tables and discussion, which provide detailed information on the Company’s executive compensation policies and practices. The Company is committed to ensuring it receives timely feedback from shareholders on their alignment with the Company’s executive compensation practices.

Recommendation

Our Board of Directors recommends a vote FOR Proposal 2.

DIRECTOR COMPENSATION

Through December 31, 2024, each of our directors (other than the Chair of the Board) who served for all of 2024 was entitled to an annual Board of Directors retainer of $55,000, an annual grant of restricted stock with a value approximately equal to $65,000, and annual committee member fees ranging from $5,000 to $10,000. The Audit, Compensation and Human Capital Management, Nominating and Governance and Risk Management committees are joint committees of the Board of Directors and the Board of Directors of Eastern Bank (“Bank Board”). Directors also receive fees for their service on committees of the Bank Board, including its trust and innovation committees, and the board of trustees of the Foundation. Chairs of certain committees also receive additional committee chair retainers ranging from $10,000 to $20,000, and the Lead Director receives an annual retainer of $40,000. In addition, directors receive per-meeting fees for attending various special or additional meetings, including those of Eastern Bank’s board of advisors, board of ambassadors, and an investment advisory committee. Directors who are also employees do not receive compensation for their service as directors.

Set forth below is a summary of the compensation received by each of our non-employee directors for the year ended December 31, 2024.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

Richard C. Bane	$115,250	$64,993	$18,160	$198,403

Luis Borgen	$95,000	$64,993	$17,160	$177,153

Joseph T. Chung	$111,750	$64,993	$18,160	$194,903

Paul M. Connolly	$100,750	$64,993	$17,160	$182,903

Bari A. Harlam	$83,000	$64,993	$17,160	$165,153

Marisa J. Harney	$83,000	$64,993	$—	$147,993

Diane S. Hessan	$104,500	$64,993	$18,160	$187,653

Richard E. Holbrook	$87,000	$64,993	$18,160	$170,153

Deborah C. Jackson	$134,750	$64,993	$17,160	$216,903

Peter K. Markell	$119,250	$64,993	$17,160	$201,403

Leon A. Palandjian (5)	$19,500	$—	$—	$19,500

Cathleen A. Schmidt (5)	$15,750	$—	$—	$15,750

Paul D. Spiess	$94,250	$64,993	$17,660	$176,903

Linda M. Williams	$84,250	$64,993	$—	$149,243

Andargachew S. Zelleke (5)	$15,000	$—	$—	$15,000
(1)	Represents total fees earned in 2024, including fees deferred pursuant to the 409A Plan if applicable.
(2)

Represents the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, which was equal to the closing price of a share of Company common stock on the date of grant, May 13, 2024, multiplied by the number of shares underlying the award.

(3)

Represents accrued dividends paid upon the vesting of a portion of 2021 restricted stock awards that had been granted on November 30, 2021 and the vesting of restricted stock awards that had been granted on May 15, 2023. Dividends paid for 2024 represent $17,160 for each such director. Amounts also include matching contributions to charitable institutions in the name of the director pursuant to a matching charitable gift program offered through the Foundation. Matching contributions are $1,000 for each Messrs. Bane, Chung, Holbrook and Ms. Hessan and $500 for Mr. Spiess. Non-employee directors may participate in this program in connection with their service as directors; matching gifts are capped at $1,000 per director per year.

(4)

Our directors’ total compensation in this table does not include earnings on the 409A Plan, a nonqualified defined contribution plan in which Messrs. Bane and Connolly, and Ms. Harlam participates, because the participants do not receive any preferential or above-market earnings under such plan. Under the terms of the 409A Plan, the increase in the value of the benefit provided in the 409A Plan increases (or decreases) based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.

(5)	Messrs. Palandjian and Zelleke and Ms. Schmidt joined our Board of Directors in July 2024 and received fees in 2024 in connection with meeting attendance.

Director Stock Ownership Guidelines. The Company’s Board of Directors believes that the Company’s directors, including the Executive Chair and the CEO, should hold meaningful equity ownership positions in the Company, in part to align directors’ interests with those of the Company’s shareholders. Accordingly, the Board of Directors has adopted the stock ownership guidelines set forth below. Each director is expected to achieve the applicable stock ownership threshold within five years of either the date of initial implementation of the stock ownership guidelines (June 2020) or the date the director is first elected to the Board of Directors, whichever is later:

•	Non-employee directors shall hold five times the value of their cash retainers in shares of the Company’s stock;
•	The Executive Chair and the CEO shall hold five times the value of his or her annual base salary in shares of the Company’s stock; and
•

Any director who serves as an executive officer, other than the Executive Chair and the CEO, will be required to hold multiples of the value of his or her base salary in shares of the Company’s stock, depending on the position (and as set forth in the management stock ownership guidelines) and as established by the CHCM Committee.

There is a one year holding period for 50% of a director’s vested shares until the applicable minimum holding requirement described above has been met. Holdings that satisfy a director’s stock ownership requirements include all outstanding shares held and all restricted stock awarded to a director. Unvested awards of performance stock units, stock options, warrants or other rights not listed above exercisable for or convertible into shares of common stock will not count towards satisfying the ownership requirement unless and until shares under such awards are issued to a director.

Compliance with stock ownership guidelines is evaluated annually. A director is not required to purchase additional shares to satisfy the ownership requirement in the event of a decline in the Company’s stock price, but the director is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved, except as otherwise determined by the CHCM Committee. As of January 1, 2025, all of our non-employee directors met or were on track to meet our stock ownership guidelines within the required time period.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by Ernst & Young for fiscal years 2024 and 2023. All services were pre-approved by our Audit Committee in accordance with its charter, as described below in the section captioned “Pre-Approval Policy and Procedures.”

Fee Category	Fiscal Year 2024	Fiscal Year 2023

Audit Fees (1)	$2,456,200	$2,242,200

Audit-Related Fees (2)	$39,100	$39,100

Tax Fees (3)	$403,235	$402,924

All Other Fees (4)	$—	$—

Total Fees	$2,898,535	$2,684,224

(1)

Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. For 2024, these fees included audit work related to our July 2024 acquisition of Cambridge Bancorp. For 2023, these fees included audit work related to a recast of the financial information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in connection with the sale of our insurance operations; the sale of the insurance operations; and consent provided for the Company’s registration statement on Form S-4 in connection with the proposed acquisition of Cambridge Bancorp. These fees for both years also included expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard-setting bodies.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statement and are not reported under “Audit Fees.” Audit-related services provided by Ernst & Young, LLP in 2024 and 2023 represented fees in connection with attestation services.

(3)

Tax fees in 2024 and 2023 consist of fees for tax preparation and tax compliance and advisory services in connection with servicing our clients in our Cambridge Trust Wealth Management division, formerly known as Eastern Wealth Management division.

(4)	There were no other fees in 2024 or 2023.

Pre-Approval Policy and Procedures

In accordance with its charter, the Audit Committee of the Board of Directors pre-approves any engagement for audit services, audit-related, and non-audit services (including tax services) to be provided by our independent external auditor before the independent external auditor is engaged to render such services.

The Audit Committee may, and from time to time does, delegate its authority to pre-approve services to the Chair of such committee, provided that any such approvals are presented to the full committee at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the four directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the Nasdaq Global Select Market and Rule 10A-3 under the Exchange Act with respect to membership on audit committees).

The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the preparation, presentation and integrity of the consolidated financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of these functions.

In the performance of the Audit Committee’s oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2024, with management and our independent registered public accounting firm, Ernst & Young LLP (“EY”). We also discussed with EY the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. EY has also provided the Audit Committee with their communications required by PCAOB rules, and the Audit Committee has discussed with EY the firm’s independence. We have also considered whether the provision by EY of tax services in 2024 and 2023 is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2024 and 2023 be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC, and the Audit Committee appointed EY as the Company’s independent registered public accounting firm for 2025.

By the Audit Committee of the Board of Directors,

Peter K. Markell (chair)

Richard C. Bane

Marisa J. Harney

Linda M. Williams

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young (“EY”) as our Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025. EY has served as our Company’s independent registered public accounting firm since 2002. Although we are not required to seek shareholder ratification of this appointment, our Board of Directors decided to provide our shareholders with the opportunity to do so. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider the appointment of EY. Even if the appointment of EY is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Recommendation

Our Board of Directors believes that the ratification of the appointment by the Audit Committee of Ernst & Young as our Company’s independent registered public accounting firm for the 2025 fiscal year is in the best interests of our Company and shareholders and recommends you vote FOR ratification in Proposal 3.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the Annual Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the proxy statement and form of proxy relating to our 2026 annual meeting of shareholders and to be presented at that meeting must be received by us for inclusion in the 2026 proxy statement and form of proxy no later than November 27, 2025. In addition, our Bylaws contain an advance notice provision that requires shareholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that shareholders give timely written notice of their proposal to our Corporate Secretary. To be timely, notices must be delivered to our Corporate Secretary at our principal executive office not less than 90 nor more than 120 days before the first anniversary of the prior year’s annual meeting of shareholders. Accordingly, a shareholder who intends to present a proposal at the 2026 annual meeting of shareholders must provide written notice of the proposal to our Corporate Secretary after January 19, 2026 and before February 18, 2026. Proposals received at any other time will not be voted on at the meeting. Shareholders who wish to nominate director candidates for the shareholders to consider must include in the notice the additional information specified in our Bylaws including, among other things, the candidate’s name, biographical data and qualifications. The Exchange Act Rule 14a-19(b) also requires additional information be included in director nomination notices, including a statement that the shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If a shareholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The Board of Directors of Eastern Bankshares, Inc. is soliciting proxies, and the Company pays for distributing and soliciting proxies. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable fees and expenses in forwarding proxy materials to shareholders.

Shareholders who elect to vote through the Internet or by telephone may incur costs such as telecommunication and Internet access charges for which the shareholder is solely responsible. The telephone and Internet voting facilities for shareholders of record will close when the polls close at the Annual Meeting.

Boston, Massachusetts

March 27, 2025

FORWARD-LOOKING STATEMENTS

When we use the terms “we”, “us”, “our,” and the “Company,” we mean Eastern Bankshares, Inc., a Massachusetts corporation, and its consolidated subsidiaries, taken as a whole, unless the context otherwise indicates.

Certain statements contained in this Proxy Statement that are not historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors:

•	changes in regional, national or international macroeconomic conditions, including changes in inflation, recessionary pressures or interest rates in the United States;

•	the possibility that future credit losses, loan defaults and charge-off rates are higher than expected due to changes in economic assumptions or adverse economic developments;

•	general business and economic conditions on a national basis and in the local markets in which we operate, including those impacting credit quality;

•	turbulence in the capital and debt markets and within the banking industry;

•	decreases in the value of securities and other assets;

•	decreases in deposit levels necessitating increased borrowing to fund loans, investments and other needs;

•	competitive pressures from other financial institutions;

•	operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics, including COVID-19;

•

a regulatory reform agenda implemented by the Trump administration that is significantly different from that of the Biden administration, impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies

•

changes in regulation, regulatory policy, legislation, accounting standards and practices, and fiscal monetary policy, particularly in light of the shift in presidential administrations and the potential for related shifts in agency policy and leadership;

•	risks related to the Trump administration’s increased focus on widespread implementation of stablecoins and other digital assets;

•	the risk that goodwill and intangibles recorded in our financial statements will become impaired;

•

risks related to the implementation of acquisitions, dispositions, and restructurings, including the merger with Cambridge Bancorp and Cambridge Trust Company, including the risk that acquisitions may not be timely completed or at all and may not produce results at levels or within time frames originally anticipated, including due to delays in obtaining regulatory approvals or to the conditions associated with such approvals;

•

potential risks related to the integration of Cambridge Bancorp and Cambridge Trust Company, including that revenue and expense synergies or other expected benefits may not materialize or may be more costly to achieve than anticipated and that the combined businesses may not perform as expected;

•	the risk that we may not be successful in the implementation of our business strategy;

•	changes in assumptions used in making such forward-looking statements;

•

and other risks and uncertainties detailed in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as may be updated by Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q, as may be filed with the SEC from time to time.

Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

P.O. BOX 8016, CARY, NC 27512-9903

Eastern Bankshares, Inc.

Annual Meeting of Shareholders

For shareholders of record as of March 14, 2025

Monday, May 19, 2025 12:00 PM, ET

The Annual Meeting will be held live via the Internet. Please visit www.proxydocs.com/EBC to register to attend or for more details.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 12:00 PM, ET, May 19, 2025

Internet:
www.proxypush.com/EBC
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote

Phone:
1-866-458-2993
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
Mail:
● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid envelope provided
Virtual:
You must register if you wish to attend the meeting online and/or participate at www.proxydocs.com/EBC

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints R. David Rosato and Kathleen C. Henry (the “Named Proxies”), and each or either of them, as the true and lawful proxies of the undersigned, with full power of substitution and revocation, each with the power to appoint his or her substitute, authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Eastern Bankshares, Inc. (“Company”) held of record by the undersigned at the close of business on March 14, 2025, at the 2025 Annual Meeting of Shareholders of the Company to be held on May 19, 2025, or at any adjournment thereof, and acknowledges receipt of the proxy materials for such meeting and revokes all previous proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED ON THE REVERSE HEREOF. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, IN FAVOR OF PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this proxy card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Eastern Bankshares, Inc. Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS OF

EASTERN BANKSHARES, INC.

(“COMPANY”) RECOMMENDS A VOTE:

“FOR” EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	To elect five directors for a two-year term expiring in 2027:
		FOR	AGAINST	ABSTAIN
	1.01 Richard E. Holbrook	☐	☐	☐	FOR

	1.02 Deborah C. Jackson	☐	☐	☐	FOR

	1.03 Peter K. Markell	☐	☐	☐	FOR

	1.04 Linda M. Williams	☐	☐	☐	FOR

	1.05 Andargachew S. Zelleke	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	To approve, in an advisory vote, the compensation paid to the Company’s named executive officers.	☐	☐	☐	FOR

3.	To ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the 2025 fiscal year.	☐	☐	☐	FOR

PLEASE DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD IF VOTING BY MAIL.

You must register if you wish to attend the meeting online and/or participate at www.proxydocs.com/EBC

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date